Gammon Lake Resources Inc.

GAMMON
OCAMPO

2005 Annual Report

TABLE OF CONTENTS

Corporate Profile	three

Highlights from the past year	three

Letter from the President	five

Summary of Operations	seven

Management Discussion and Analysis	seventeen

Auditor's Report	thirty three

Financial Statements	thirty five

Notes to the Financial Statements	thirty nine

Corporate and Shareholder information	sixty three

ONE

GAMMON LAKE RESOURCES INC.

TWO

2005 ANNUAL REPORT

CORPORATE PROFILE

Gammon Lake Resources Inc. is a Nova Scotia based publicly traded mining exploration company. Shares of the Company are traded on the Toronto Stock Exchange under the symbol GAM, and on the American Stock Exchange under the symbol GRS. Gammon Lake is an emerging low-cost gold and silver producer, currently in operation and steadily increasing production from the Company's 100% controlled Ocampo Gold-Silver Project, located in Chihuahua, Mexico.

HIGHLIGHTS FROM 2005

Updated resource / reserve calculation results in 86% increase in proven and probable reserves, and 68% increase in measured and indicated resources, December 2005.

Ocampo mine life extended from 7 years to 13 years, and open pit strip ratio reduced from 5:1 to 3.2:1, December 2005.

US $60-million debt-financing secured for start up of Ocampo Gold-Silver Mine, with no hedging requirement, October 2005.

All underground and open pit mining equipment purchased and project remains on schedule and within budget for commencement of production within the first quarter of 2006, April 2005.

Mine development and operations team assembled, and Kappes, Cassiday and Associates of Reno, Nevada, appointed as EPCM contractor for mill, heap leach and crusher construction, February, 2005.

Gammon Lake completes a private placement financing of Cdn $110,005,000, January 2005.

President of Gammon Lake, Mr. Fred George, meets with President of Mexico, Vicente Fox, and confirms Ocampo Project infrastructure and support, January 2005.

SUBSEQUENT EVENTS

Gammon Lake Resources announces the first gold-silver pour at the Ocampo Project, February 2006.

Gammon Lake acquires an additional 6,000 hectares of mineral property surrounding Ocampo, increasing project area to more than 10,000 hectares, February 2006.

Bonanza grades of 49.87 grams per tonne gold equivalent encountered over 15-metres of surface sampling in the Plaza de Gallos deposit, outside of current project ore reserves and mine plan, February 2006.

Gammon Lake announces open pit mining and commencement of heap leach operations at the Ocampo Gold-Silver Project, January 2006.

THREE

GAMMON LAKE RESOURCES INC.

OCAMPO

Brad Langille, Chief Executive Officer and Fred George, Chairman and President holding the first dore bar from the Ocampo Gold-Silver Project – February 1, 2006.

FOUR

2005 ANNUAL REPORT

LETTER FROM THE PRESIDENT	MARCH 2006

Dear Shareholders,

Throughout 2005, Gammon Lake Resources Inc. has continued to make significant progress in the construction and development of the Company's 100% controlled Ocampo Gold-Silver Project, located in Chihuahua, Mexico. This past year has been highlighted by a number of key accomplishments as Gammon Lake makes the transition from an exploration company to a gold-silver producer.

As part of this transition the Company has changed its year-end from July 31 to December 31 to align Gammon Lake's reporting period with that of other emerging precious metal producing issuers. Thus, we are pleased to announce the results of Gammon Lake's operations for the five month period ended  December 31, 2005.

The primary focus of the Company over the past year has been on the construction of the Ocampo open pit mine, underground mine and mine facilities. To date, construction of the crushing facilities and heap leach pad continues. The high-grade crushing line commenced operations early in January 2006 and is now feeding at the feasibility rate of approximately 6,000 tonnes of ore per day. The low grade secondary crushing line has been completed as of February 28, 2006, and will enable Gammon Lake to achieve a stacking rate of 13,000 tonnes of ore per day to the heap leach pad. The Mill facilities for processing 1,500 tonnes of ore per day from the underground mine are currently under construction, and expected to be fully constructed in the second quarter of 2006.

Gammon Lake's management was particularly pleased with the progress of mine development and construction during the 2005 calendar year. The Project remained on schedule and within budget for commencement of production in the first quarter of 2006. This objective was met successfully with mine production commencing in January 2006, and the pouring of Ocampo's first dore bar on February 1, 2006.  Gammon Lake is pleased to report that the Company has continued to pour bars every week since the initial dore pour, and recoveries have been consistent with management's expectations.

During mine construction Gammon Lake continued exploration drilling at Ocampo. During the period between June 2004 and October 2005, more than 40,000 metres of exploratory drilling was completed. In preparation for commencement of production, the results of this drilling were incorporated into an updated resource and reserve estimate, completed by Mintec, Inc. of Tucson, Arizona. The new calculation outlines proven and probable reserves amounting to 2,360,000 ounces of gold and 109,823,000 ounces of silver (4,190,000 gold equivalent ounces), representing an 86% increase over the feasibility estimates. Measured and indicated resources increased 68%, amounting to 2,876,000 ounces of gold and 133,368,000 ounces of silver (5,097,000 gold equivalent ounces). An additional 2,950,000 ounces of gold and 161,885,000 ounces of silver (5,687,000 gold equivalent ounces) are classified as inferred. As a result of this new calculation, the mine life of the Ocampo open pit mine has been increased from 7 years to 13 years and the strip ratio reduced from 5:1 to 3.2:1.

Exploration drilling completed from June 2004 to October 2005 resulted in the discovery of three new separate ore bodies / veins of significance. Within the open pit area, the Diana, Luke's Luck and San Ramon structures were extensively drilled. These structures have contributed substantially to the mining reserves for the open pit, and are in part, responsible for the reduction of the open pit strip ratio. These three structures are still open to depth and along strike, and are expected to develop more mining reserves for the Open Pit Area. In the Underground Project Area a very high grade clavo, or major ore zone, with average grades greater than one ounce per tonne, was encountered during mining and stope development within the Las Animas-San Amado structure. The ore discovered on this specific structure is currently being stoped and stockpiled for first milling operations.

In October 2005 Gammon Lake was pleased to announce that the Company had secured a debt financing facility of US $60-million with Scotia Capital for the start-up of the Ocampo Mine. Scotia Capital's interest in financing the project is viewed as yet another testament to the high quality of the Ocampo deposit. The Scotia financing has allowed Gammon Lake to remain entirely unhedged for its future production, thus enabling the Company to fully participate in higher gold and silver prices.

FIVE

GAMMON LAKE RESOURCES INC.

Gammon Lake's management remains confident of achieving the Company's production objectives of annual production of 170,000 ounces of gold and 6.2-million ounces of silver at a cash cost of US 151.74 per gold equivalent ounce, as estimated in the 2004 Ocampo feasibility study. Production from the first full year of production is expected to exceed 190,000 ounces of gold and 6.6-million ounces of silver (300,000 gold equivalent ounces).

We would like to thank you, our shareholders, for your continued support. We look forward to continued growth and enhancement of shareholder value in the upcoming year as Gammon Lake realizes its objective of becoming Mexico's next mid-tier precious metals producer.

Sincerely,

Fred George
Chairman & President

SIX

2005 ANNUAL REPORT

The Ocampo Gold Silver Project

The Ocampo Gold-Silver Project is located approximately 235-kilometres southwest of the state capital Chihuahua, within the Ocampo Municipio, in the State of Chihuahua, Mexico.

The Ocampo district is an important historic mining district, having been the subject of gold and silver exploration since 1804. It is reported that in the period between 1939 and 1941, one high-grade ore shoot in the Plaza de Gallos Mine produced more than 3.8 tonnes of gold and 59 tonnes of silver.

Gammon Lake Resources has been actively exploring and developing the Ocampo Gold-Silver Project since early 1999. The Project is owned 100% by Gammon Lake, and consists of 46 separate mineral concessions, encompassing in excess of 10,000 hectares.

The Ocampo Gold-Silver Project, as designated in the 2004 feasibility study conducted by Kappes, Cassiday & Associates (KCA) of Reno, Nevada, will consist of an underground mine with a 1,500 tonne per day agitated cyanide leach plant, and an open pit mine with a 13,000 tonne per day heap leach. As per the feasibility study, annual mine production is expected to average 170,000 ounces of gold and 6.2-million ounces of silver (270,000 gold equivalent ounces) at a cash cost of US 151.74 per gold equivalent ounce. Production from the first year of operation is expected to exceed 300,000 gold equivalent ounces. The economic analysis and study parameters utilized in the KCA feasibility for the Ocampo phase one mine plan are contained in the following tables, and incorporate new data from an updated reserve estimate completed by Mintec, Inc., of Tucson, Arizona, in December 2005.

Parameters	Phase 1
Average Annual Gold Production (oz.)	170,000
Average Annual Silver Production (oz.)	6.2-million
Undiscounted Cumulative Net Cash Flow (pre tax)	$359-million
Undiscounted Cumulative Net Cash Flow (after tax)	$258-million
Net Present Value Discounted at 5% (pre tax)	$270-million
Internal Rate of Return (pre tax)	65%
Internal Rate of Return (after tax)	52%
Cash Cost per Gold Equivalent oz.	$151.74
Pre Production Capital Cost	$104-million
Payback	1.6 years
Production Start-up	1st Q 2006

All dollar values are in US currency

SEVEN

GAMMON LAKE RESOURCES INC.

EIGHT

2005 ANNUAL REPORT

SUMMARY OF OPERATIONS

(CONTINUED)

Parameters	Open Pit Project		NE Underground Project
Production Rate	13,000 tpd		1,500 tpd
Average Gold Grade	High-grade ore	Low-grade ore
	1.73 g/t	0.23 g/t	4.51 g/t
Average Silver Grade	High-grade ore	Low-grade ore
	81 g/t	9 g/t	219 g/t
Gold Recovery	High-grade ore	Low-grade ore
	87%	77%	96%
Silver Recovery	High-grade ore	Low-grade ore
	72%	46%	93%
Mining & Processing
Cost per Tonne	$5.71		$25.59
Price of Gold		$400
Price of Silver		$6.50

All dollar amounts are in US currency. Note: The optimized pit is designed around high-grade ore. High-grade ore is subject to primary, secondary and tertiary crushing. Low-grade ore receives only primary and secondary crushing, and therefore has a lower processing cost associated with it. The low-grade ore is material that must be moved in order to mine the high-grade ore.

NINE

GAMMON LAKE RESOURCES INC.

TEN

2005 ANNUAL REPORT

SUMMARY OF OPERATIONS

(CONTINUED)

Ocampo Mine Construction and Development

Ground breaking for the construction of the Ocampo underground and open pit mines, and two processing facilities began in early March 2005. Through December 31, 2005 the following milestones had been achieved: All underground and open pit mine equipment was successfully procured, all major earthworks for the water dam, heap leach crushing facilities and overland conveyor were completed, phase one of the heap leach pads for the first 10-million tonnes of ore was completed, power generation and distribution facilities were completed, crushing facilities and primary overland conveyor were completed and tested, seven support service buildings, contractor's camp for 500 workers and eight staff hotels, including a new kitchen and restaurant were constructed, and procurement and initial installation of mill components was completed. Stope development in the underground mine is ongoing for production purposes.

Subsequent to year-end, the high grade crushing line for feeding 6,000 tonnes of ore per day became operational in January 2006. The low grade secondary line was completed as of February 28, 2006 and will allow Gammon Lake to achieve its objective of stacking 13,000 tonnes of ore per day on the heap leach pad.

Ocampo Project Reserves and Resources

In preparation for the commencement of mine production at Ocampo in the first quarter of 2006, Gammon Lake retained Mintec, Inc. to provide an updated independent mineral resource and reserve estimate for the Project. While construction and development of the Ocampo Mine was the Company's primary focus since construction officially began in March 2005, Gammon Lake continued an aggressive exploration drill program for the purpose of updating resource and reserve figures. Between June 2004 and October 2005 the Company completed in excess of 40,000-metres of drilling in more than 330 holes. The data from this drilling was incorporated in the new resource / reserve calculation.

This new calculation resulted in an 86% increase in proven and probable reserves and a 68% increase in measured and indicated resources, over those developed for the 2004 feasibility study completed for Ocampo. Subsequently, the mine life of the Ocampo Open Pit was extended from 7 years to 13 years, and the strip ratio decreased from 5:1 to 3.2:1. Details of the new reserve and resource figures are included in the following tables:
Ocampo Proven & Probable Reserves
			Gold				Gold
	Gold	Silver	Equivalent	Tonnes	Gold	Silver Ounces	Equivalent
Project Area	(g/t)	(g/t)	(g/t)		(000's) Ounces		Ounces
Northeast Area	4.51	219	8.2	3,954	573,000	27,830,000	1,037,000
Open Pit Area
High Grade	1.73	81	3.1	28,160	1,566,000	73,633,000	2,793,000
Open Pit Area
Low Grade	0.23	9	0.4	29,569	221,000	8,360,000	360,000

Total Ocampo
Proven &	1.19	55	2.1	61,683	2,360,000	109,823,000	4,190,000
Probable

The above was calculated using a gold equivalent external cut off grade of 3.0 g/t for the Northeast Underground and 0.2 g/t for the Open Pit. Gold equivalent values are based on 60 grams of silver = 1 gram of gold, calculated on a gold price of US $450/oz and a silver price of US $7.50 per ounce.

NOTE: Proven and Probable reserves are a subset of Measured and Indicated Resources contained in the following table.
ELEVEN

GAMMON LAKE RESOURCES INC.

TWELVE

2005 ANNUAL REPORT

SUMMARY OF OPERATIONS

(CONTINUED)

Ocampo Mineral Resources
			Gold				Gold
	Gold	Silver	Equivalent	Tonnes	Gold	Silver Ounces	Equivalent
Project Area	(g/t)	(g/t)	(g/t)		(000's) Ounces		Ounces
Northeast Area
Measured	5.47	242	9.5	1,529	269,000	11,911,000	468,000
Open Pit Area
Measured	0.79	36	1.4	38,330	974,000	44,369,000	1,713,000
Total Measured	0.97	44	1.7	39,859	1,243,000	56,280,000	2,181,000

Northeast Area
Indicated	4.10	197	7.4	3,389	447,000	21,438,000	802,000
Open Pit Area
Indicated	0.91	43	1.6	40,532	1,186,000	55,650,000	2,114,000
Total Indicated	1.16	55	2.1	43,921	1,633,000	77,088,000	2,916,000

Total Measured and
Indicated	1.07	50	1.9	83,780	2,876,000	133,368,000	5,097,000

Northeast Area
Inferred	4.26	234	7.9	13,556	1,870,000	99,820,000	3,573,000
Open Pit Area
Inferred	2.13	122	4.1	15,769	1,080,000	62,065,000	2,114,000
Total Inferred	3.13	172	6.0	29,325	2,950,000	161,885,000	5,687,000

The above was calculated using a gold equivalent external cut off grade of 3.0 g/t for the Northeast Underground and 0.2 g/t for the Open Pit. Gold equivalent values are based on 60 grams of silver = 1 gram of gold, calculated on a gold price of US $450/oz and a silver price of US $7.50 per ounce.

Subsequent Events

In January 2006, subsequent to year-end, Gammon Lake was pleased to announce the commencement of heap leach operations at the Ocampo Gold-Silver Project. The first dore bar was poured at Ocampo on February 1, 2006, after only 7 days of the standard 120 day leach cycle. The first 100-kilogram dore bar contained approximately 7% gold and 93% silver, and was valued at approximately US $158,000. As the solution values in the heap leach steadily increase, Gammon Lake has been increasing the frequency of metal pours and is now pouring bars every week.

Also in February 2006, Gammon Lake was awarded an additional 6,000-hectare mineral concession through government lottery. This new mineral concession immediately surrounds the Company's existing land holdings at Ocampo and will provide Gammon Lake with addition prospective ground for future exploration.
THIRTEEN

GAMMON LAKE RESOURCES INC.

FOURTEEN

2005 ANNUAL REPORT

SUMMARY OF OPERATIONS

(CONTINUED)

Mexgold Resources Inc.

Gammon Lake Resources Inc. is the largest shareholder of Mexgold Resources Inc., owning approximately 21% of its issued and outstanding shares. Mexgold is a publicly traded junior mining company with operations in Mexico. Shares of Mexgold are traded on the TSX-Venture Exchange under the symbol MGR.

Mexgold holds 100% interests in Compania Minera del Cubo, a gold and silver producing mine in Guanajuato, Mexico, and the Guadalupe y Calvo Gold-Silver Project, a gold and silver exploration property in Chihuahua, Mexico.

Mexgold is currently focused on the exploration and development of the El Cubo Mine. The Company's near term objectives at El Cubo are to:

• Increase annual mine production to 100,000
• Decrease the cash cost to below US $200 per
• Define a property resource of 2-million gold

The Company remains well positioned to continue to grow, and is making steady progress towards achieving its production goals.

For more information on Mexgold Resources Inc., please visit the Company's website at www.mexgold.com.

James McGlasson, P.Geo, is the qualified person for the purposes of the technical information contained in this annual report, pursuant to National Instrument 43-101.
FIFTEEN

GAMMON LAKE RESOURCES INC.

SIXTEEN

2005 ANNUAL REPORT

MANAGEMENT DISCUSSION AND ANALYSIS

FOR THE FIVE MONTH PERIOD ENDED DECEMBER 31, 2005

March 15, 2006

This management discussion and analysis is made as of March 15, 2006, and should be read in conjunction with the consolidated financial statements of Gammon Lake Resources Inc. ("the Company") for the five month period ended December 31, 2005, including all accompanying notes to the financial statements. The Company changed its year-end from July 31 to December 31 to make the reporting period of the Company consistent with other emerging precious metal producing issuers.

The Company is a growth-oriented public gold and silver mining exploration company listed on the Toronto Stock Exchange (TSX:GAM) and the American Stock Exchange (AMEX:GRS). The Company has ongoing advanced stage exploration and development at its Ocampo Project located in Chihuahua State, Mexico. The Company is in production for 2006, and expects to realize a total cash cost of $151.74 per ounce. The results of operations for 2006 will differ from previous years as the Company realizes revenue from its operations at the Ocampo Project, and becomes a mid-tier producer. The results of operations for 2005 reflect the Company's exploration and development activities at the Ocampo Project, and therefore the financial results show no current sources of revenue other than interest earned on cash and short-term money-market instruments, all of which were derived from issuances of share capital and long-term debt.

Outlook

Statements in this section are subject to the risks and uncertainties identified in the Forward-Looking Statements portion of this document.

The construction of the crushing facilities and heap leach pad area continued, and the high grade line was operational early in January, 2006. The Company has been feeding approximately 6,000 tonnes of ore per day, and completion of the low grade secondary crushing line has been completed as of February 28, 2006. This will enable the Company to achieve its objective of stacking 13,000 tonnes of ore per day on the heap leach pad. In the first year of production, the Open Pit mine is expected to produce 136,735 ounces of gold, and 3,979,826 ounces of silver, equating to 203,065 gold equivalent ounces. Total first year commercial production at Ocampo, including underground operations is expected to exceed 300,000 gold-equivalent ounces.

The Company has also successfully poured dore bars every week since our initial pour on February 1, 2006, and the Company has been pleased with the recoveries. The Company has commenced the procurement of the Mill components, and expects the Mill to be fully constructed as defined in the feasibility study prepared by Kappes, Cassidy and Associates in the second quarter of 2006. The Mill will have capacity for 1,500 tonnes of ore per day. The Company released an updated resource study in December, 2005, and increased Proven and Probable reserves by 86%, and Measured and Indicated resources by 68%. Of significance was the increase in the mine life from 7 years to 13 years, and a reduction in the Open Pit strip ratio from 5:1 to 3.2:1. The Company will be able to assess the cost savings as we extract tonnes from the Open Pit Mine over the coming months.

The Company announced a secured debt finance facility of US$60 million with Scotia Capital in order to carry out the completion of the project, and realize commercial production in the first quarter 2006. The Company expects annual production in the first full year of operations of in excess of 300,000 gold-equivalent ounces with a cash cost of $151.74 per ounce.

The Company is entirely unhedged for its future production enabling it to fully participate in higher gold/silver prices.

Cautionary Note to U.S. Investors concerning estimates of Measured and Indicated Resources. We advise U.S. investors that while such terms are recognized and permitted under Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. U.S. investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into reserves.
SEVENTEEN

GAMMON LAKE RESOURCES INC.

EIGHTEEN

2005 ANNUAL REPORT

MANAGEMENT DISCUSSION AND ANALYSIS

FOR THE FIVE MONTH PERIOD ENDED DECEMBER 31, 2005 (CONTINUED)

Cautionary Note to U.S. Investors concerning estimates of Inferred Resources. We advise U.S. investors that while such term is recognized and permitted under Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules estimates of inferred mineral resources may not form the basis of feasibility or other economic studies. U.S. investors are cautioned not to assume that any part or all of an inferred resource exists, or is economically or legally mineable.

The consolidated financial statements of the Company have been prepared by management in accordance with Canadian generally accepted accounting principles (GAAP) (see Summary of Significant Accounting Polices and Note 2: Basis of Presentation), which differ in certain material respects from accounting principles generally accepted in the United States of America (US GAAP). Differences between GAAP and US GAAP applicable to the Company are described in Note 16 to the consolidated financial statements for the five month period ended December 31, 2005. The Company's reporting currency is in Canadian dollars unless otherwise noted.

December 31, 2005. The Company's reporting currency

Certain information regarding the Company contained herein may constitute forward-looking statements within the meaning of applicable securities laws. Forward-looking statements may include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact including, without limitation, statements regarding potential mineralization and reserves, including the impact of any future exploration on reserve estimates; expectations regarding the timing and extent of production at the Ocampo project; estimates regarding the future costs related to exploration at Ocampo; the nature and availability of additional funding sources; and future plans and objectives of Gammon Lake. In some cases, you can identify forward-looking statements by the use of words such as may, will, should, could, expect, plan, intend, anticipate, believe, estimate, predict, potential or continue or the negative or other variations of these words, or other comparable words or phrases. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations include, among others, risks related to international operations, including political turmoil and limited local infrastructure to support large scale mining operations; the actual results of current exploration activities; delays in the construction of the production shaft and or Mill at Ocampo; unexpected cost overruns in construction including increased labor or material costs or technical construction challenges; conclusions of economic evaluations and changes in project parameters as plans continue to be refined; and fluctuations in future prices of gold and silver. These factors are set out in the Company's annual information form.  The Company's forward-looking statements are expressly qualified in their entirety by this cautionary statement.

2005 Highlights

• Gammon Lake announces updated resources/reserve calculation from the Ocampo Gold-Silver Mine, December, 2005

• Gammon Lake announces debt-financing package for the start-up of the Ocampo Gold-Silver Mine, October 2005

• Gammon Lake announces construction and development of Ocampo Gold-Silver project remains on schedule and on budget for production in first quarter of 2006, August, 2005

• Gammon Lake announces that all Underground and Open-Pit Equipment has been purchased, and that Project Development remains on-schedule and on-budget, April, 2005

• Gammon Lake announces purchase of truck fleet for Open-Pit, Operations from Terex, February, 2005.

• Gammon Lake assembles Mine Development & Operations team, February, 2005

• Gammon Lake hires Kappes, Cassidy & Associates of Reno, Nevada for Mill and Heap Leach Construction, and announces commencement of construction, February, 2005

• Gammon Lake completes a Private Placement, Financing of Cdn$110,005,000, January, 2005

• President of Gammon Lake, Fred George, meets with President Fox of Mexico and confirms Ocampo Project infrastructure support, January, 2005

NINETEEN

GAMMON LAKE RESOURCES INC.

Further details on the history of the Company, its mineral properties and the risk factors associated with respect to the Company can be found under the Company's associated documents including its Annual Information Form at www.sedar.com or on the Company's website at www.gammonlake.com

Overall Performance

In the past year, the Company reached several of its significant short-term and long-term goals and is well positioned to meet the immediate objective of producing on average 270,000 ounces of gold-equivalent ounces per annum commencing in 2006. Production out-put from the first year of mining is expected to exceed 300,000 ounces gold-equivalent.

The Company has been in the construction phase since January, 2005 for developing the Ocampo Mine and has achieved its objective of production in the first quarter of 2006. The Company has been working closely with Kappes, Cassidy & Associates (KCA) on the engineering, procurement and construction management of the Mine. Ground breaking for the construction of the Ocampo underground, open pit mines, and two surface processing facilities began in early March, 2005. Through December 31, 2005, the Company has achieved the following milestones:

- crushing facilities and primary overland conveyer completed and tested

- procurement and initial installation of mill components

- completion all major earthworks for the water dam, heap leach crushing facilities and overland conveyer

- completed phase one of the heap leach pads for the first 10-million tonnes of ore

- completed construction on seven support service buildings

- completed construction of eight staff hotels, including new kitchen and restaurant

- contractor's camp for 500 workers

- power generation and distribution facilities completed

- stope development ongoing in underground for production purposes

The Company has also been successful in procuring all of the Underground and Open-Pit Equipment as outlined in the bankable feasibility study for Phase One, and considers this a significant achievement given world-wide shortages in mining equipment and parts. The feasibility study prepared by KCA outlined expenditures of approximately US$44 million in 2005 and 2006, and the Company has procured all of its equipment for approximately US$32 million.

The Company announced the completion of an updated resource/reserve determination for the Ocampo Gold-Silver Mine in December, 2005. As per the new study prepared by MINTEC, Inc. of Tucson, Arizona, the Company has proven and probable reserves of 4,190,000 ounces of gold equivalent, measured and indicated resources of 5,097,000 ounces of gold equivalent, as well as an additional 5,687,000 ounces of gold equivalent in the inferred category. This represents an 86% increase in proven and probable reserves and a 68% increase in measured and indicated resources from those developed from the 2004 Feasibility study. The current resource estimate is built on 89,604-metres of drilling and surface sampling from the Open-Pit.

The current measured and indicated resources for the Ocampo Gold-Silver Mine are 83,780,000 tonnes which is more than double the feasibility study estimate. The increase to 5,097,000 gold equivalent ounces from the 2004 feasibility study estimate of 3,030,000 gold equivalent ounces is, in part, the result of the San Ramon/Suerte de Lucas (termed the PGR trend) ore body discovery within the Open Pit area, additional resource development within Conico and Plaza de Gallos ore bodies, and increased vein definition from the Northeast resource area. The 2004-2005 drilling program resulted in the conversion of much of the previous indicated and inferred resources to proven and probable reserves, while additional inferred resources in the Open Pit area are the direct result of extensive deeper drilling along the PGR strike length.

There were four separate new ore body/vein discoveries of significance made by the drilling completed from June 2004 to October 2005. Within the Open Pit area, the Diana structure west of the Estrella-Conico ore body, the Suerte de Lucas and San Ramon structures, which are believed to be the same mineral horizon, were extensively drilled and have contributed substantially to the mining reserves for the Open Pit area.

TWENTY

2005 ANNUAL REPORT

MANAGEMENT DISCUSSION AND ANALYSIS

FOR THE FIVE MONTH PERIOD ENDED DECEMBER 31, 2005 (CONTINUED)

The Las Animas-San Amado structure in the Northeast Underground area was one of the four major veins slated for underground mining in the KCA feasibility study. Subsequent mining and stope development within the Las Animas structure has described a very high grade Clavo, or major ore zone, with average grades greater than one ounce per tonne gold equivalent. Development of the underground mine is progressing on schedule to meet the 1,500 tonnes per day production target before the Mill commences operation.

The Company completed a US$60,000,000 credit facility with Scotia Capital for the start-up of the Ocampo Gold-Silver Mine in October, 2005. The credit facility is secured and consists of a two year non-revolving facility of U.S. $40,000,000 and a three year revolving facility of U.S. $20,000,000. Interest is at prime plus 1.25%. As of December 31, 2005, the Company had drawn U.S. $30,000,000, and had met all of the conditions precedent outlined in the agreement.
Ocampo Proven & Probable Reserves
			Gold				Gold
Project Area	Gold	Silver	Equivalent	Tonnes	Gold	Silver	Equivalent
	(g/t)	(g/t)	(g/t)		Ounces	Ounces	Ounces
Northeast Area	4.51	219	8.2	3,954,000	573,000	27,830,000	1,037,000
Open Pit Area High Grade	1.73	81	3.1	28,160,000	1,566,000	73,633,000	2,793,000
Open Pit Area Low Grade	0.23	9	0.4	29,569,000	221,000	8,360,000	360,000

Total Ocampo
Proven & Probable	1.19	55	2.1	61,683,000	2,360,000	109,823,000	4,190,000

The above was calculated using a gold equivalent external cut off grade of 3.0 g/t. Gold equivalent values are based on 60 grams of silver = 1 gram of gold, calculated on a gold price of US $450/oz and a silver price of US 7.50/oz.

Selected Annual Information

The following selected information has been extracted from the Company's audited consolidated financial statements for the five month period ended December 31, 2005.

	5 months	12 months	12 months
	ended	ended	ended
SELECTED ANNUAL INFORMATION	Dec 31, 2005	July 31, 2005	July 31, 2004
	$	$	$
Revenue	201,413	1,423,576	635,056
Net loss	(11,607,510)	(19,375,595)	(6,958,300)
Net loss per share, basic and diluted (1)	(0.16)	(0.29)	(0.13)
Cash dividends declared	Nil	Nil	Nil
Total Assets	258,955,515	210,348,878	112,532,744
Total Long-Term Liabilities	21,479,954	8,795,038	9,304,400

TWENTY ONE

GAMMON LAKE RESOURCES INC.

Summary of Quarterly Results

SELECTED QUARTERLY
INFORMATION	FOR THE QUARTER ENDED
	Three months	Two months	Three months	Three
	ended	ended	ended	months
	31-Dec-05	30-Sept-05	31-Jul-05	30-Apr-05
	$	$	$	$
Revenue	86,894	114,519	377,852	562,833
Net loss	(10,138,177)	(1,469,333)	(3,569,729)	(2,276,052)
Net loss per share, basic and	(0.14)	(0.02)	(0.05)	(0.03)
diluted (1)
Cash dividends declared	Nil	Nil	Nil	Nil
Total Assets	258,955,515	210,867,679	210,348,878	208,797,511
Total Long-Term Liabilities	21,479,954	8,326,646	8,795,038	8,798,300

SELECTED QUARTERLY
INFORMATION	FOR THE QUARTER ENDED
	31-Jan-05	31-Oct--04	31-Jul-04	30-Apr-04
For three months ended	$	$	$	$
Revenue	392,702	90,189	81,017	109,335
Net loss	(1,628,216)	(11,901,598)	(442,462)	(2,189,825)
Net loss per share, basic and	(0.03)	(0.21)	(0.01)	(0.04)
diluted (1)
Cash dividends declared	Nil	Nil	Nil	Nil
Total Assets	209,461,210	108,764,341	112,532,744	108,052,793
Total Long-Term Liabilities	8,666,000	8,544,900	9,304,400	9,594,900

(1) Net loss per share on a diluted basis is the same as net loss per share on an undiluted basis, as all factors which were considered in the calculation are anti-dilutive.

During the three months ended December 31, 2005, the Company earned revenues of $86,894. This represents a decrease from the previous quarter due to lower cash balances, therefore lower cash to invest in the short-term. The Company's net loss for the three months ended December 31, 2005 was $10,138,177 [year ended July 31, 2005 - $3,569,729] and $0.14 per common share. The Company's asset base increased to $258,955,515 [July 31, 2005 - $210,348,878] due to the acquisition of additional assets, increased expenditures on the mineral property, and the increase in receivables as it relates to commodity taxes recoverable in Mexico. The Company's total long-term debt increased to $46,415,409 (July 31, 2005 - $8,795,038) as the Company was successful in securing a US$60 million debt financing facility through Scotia Capital. As at December 31, 2005, the Company had met all of the conditions precedent outlined in the agreement, and had drawn US$30,000,000.

During the five month period ended December 31, 2005, $6,598,970 (year ended July 31, 2005 -$14,757,287) was recorded as contributed surplus based on the fair value of employee and consultant's options and broker warrants granted in the year. The corresponding amounts were recorded in professional fees for consultants in the amount of $3,545,985 (year ended July 31, 2005 - $5,324,227), wages for employees in the amount of $3,068,423 (year ended July 31, 2005 - $8,650,453), and share issue costs in the amount of ($15,438) due to the exercise of compensation warrants (year ended July 31, 2005 – $782,607).
TWENTY TWO

2005 ANNUAL REPORT

MANAGEMENT DISCUSSION AND ANALYSIS

FOR THE FIVE MONTH PERIOD ENDED DECEMBER 31, 2005 (CONTINUED)

Results of Operations

During the five month period ended December 31, 2005, the Company earned revenue of $201,413 (year ended July 31, 2005 - $1,423,576), of which $103,303 (year ended July 31, 2005- $1,199,016) was due to interest on short-term investments, and $98,110 (year ended July 31, 2005 – $224,560) was charged as Management Fees to Mexgold Resources Inc. to recover expenditures related to professional fees, travel and general and administrative costs.

Amortization expense for the five month period ended December 31, 2005 was $603,245 (year ended July 31, 2005 - $537,540). On an annualized basis amortization expense has increased significantly due to the purchase of mining equipment and facilities costs during the current period and in the previous year. The equipment purchased consisted of heavy equipment, processing equipment, and power facilities for the Open-Pit and Underground operations. The Company also constructed new residences and cafeteria for on-site staff.

General and administrative expenses during the five month period ended December 31, 2005 were $1,757,414 (year ended July 31, 2005 $2,593,683). Professional fees during the five month period ended December 31, 2005 were $6,624,734 (year ended July 31, 2005 - $7,105,542). General and administrative and professional fees have increased due to the general support for the Company's activities, as well as promotional and shareholder relations costs related to the operation of a public company. Included in professional fees for the five month period ended December 31, 2005 is a non-cash charge of $3,545,985 (year ended July 31, 2005 - $5,324,227) related to the fair value of options issued to consultants during the period. A corresponding amount has been credited to contributed surplus.

During the five month period ended December 31, 2005 the Company incurred expenses of $3,830,958 (year ended July 31, 2005 - $9,651,178) for wages and benefits. In the five month period ended December 31, 2005 wages and benefits includes a non-cash charge of $3,068,423 (year ended July 31, 2005 - $8,650,453) related to the fair value of options issued to employees and directors during the period. A corresponding amount has been credited to contributed surplus. General increases during the five month period end, excluding the options, are due to the additional staffing in the finance and administrative departments, and increased travel costs.

Foreign exchange gains of $672,524 (year ended July 31, 2005 - $312,172) earned during the five month period ended December 31, 2005 were due to long-term debt denominated in U.S. dollars and the translation of the Company's operations from Mexican pesos to Canadian dollars.  The Company will continue to experience these foreign currency exchange fluctuations given its U.S. dollar denominated debt and Mexican operations. To minimize the exposure to foreign currency fluctuations, the Company holds all surplus funds in Canadian dollars.

The Company's carrying value of its investment of 10.9 million shares in Mexgold Resources Inc. was increased by $654,000 to a carrying value of $11,076,000 due to its equity share of gains for the five month period ended December 31, 2005. The market value of the investment on December 31, 2005 was $53,192,000 based on the TSX Venture Exchange closing price of $4.88 per share for Mexgold Resources Inc. on December 30, 2005.

The net loss for the five month period ended December 31, 2005 was $11,607,510 [year ended July 31, 2005 - $19,375,595] and $0.16 per common share (year ended July 31, 2005 - $0.29 per common share). The losses before foreign exchange gains, and equity share of loss reflects the expenses of supporting the Company's ongoing and expanded exploration, development and construction activities on the Ocampo Project, and the recognition of the fair value of the options granted to directors, employees and consultants.

Ocampo Gold-Silver Project

During the five month period ended December 31, 2005, the Company continued its development of the Ocampo property with expenditures of $34,195,955 (year ended July 31, 2005 $35,956,248) as part of the overall project construction, its drill program and underground ramp and tunnel development project. The overall project construction activity increased substantially in the last quarter of 2005 in order to achieve the Company's
TWENTY THREE

GAMMON LAKE RESOURCES INC.

TWENTY FOUR

2005 ANNUAL REPORT

MANAGEMENT DISCUSSION AND ANALYSIS

FOR THE FIVE MONTH PERIOD ENDED DECEMBER 31, 2005 (CONTINUED)

objective of being in production in the first quarter of 2006. The majority of the expenditures related to completing the crushing facility were incurred in the last quarter of 2005, and continued into the first quarter of 2006. The Company expects the remaining expenditures on the project for 2006 to be for finalizing the low-grade line at the crushing facilities, mill construction and finishing the shaft.

The Company announced the completion of an updated resource/reserve determination for the Ocampo Gold-Silver Mine in December, 2005. As per the new study prepared by MINTEC, Inc. of Tucson, Arizona, the Company has proven and probable reserves of 4,190,000 ounces of gold equivalent, measured and indicated resources of 5,097,000 ounces of gold equivalent, as well as an additional 5,687,000 ounces of gold equivalent in the inferred category. This represented an 86% increase in proven and probably reserves and a 68% increase in measured and indicated resources from those developed from the 2004 Feasibility study. The current resource estimate is built on 89,604-metres of drilling and surface sampling from the Open-Pit. The results of this study are discussed in "Overall Performance".

The Company's deferred mineral property expenditures during the five month period ended December 31, 2005 and year ended July 31, 2005 are as follows:
Schedule of deferred mineral property expenditures	31-Dec-05	31-July-05
Mineral property, beginning balance	$115,997,985	$80,041,737
Total additions	34,195,955	35,956,248
Mineral property, ending balance	$150,193,940	$115,997,985

Liquidity

The Company was able to secure debt financing in order to assist with the project costs and working capital expenses of the Ocampo Mine in October, 2005. The Company's position is to repay the debt facility over the next two to three years resulting in a current portion of long term debt. The Company's projected cash flow in third and fourth quarter 2006 are expected to be sufficient in order to realize its current and long term debts and obligations, and working capital requirements. The Company will assess over the coming months as it begins to realize revenue whether the debt facility was adequate enough to finance the remaining costs associated with the project at Ocampo. The Company has also been aggressively pursuing its value-added tax claims with the Mexican government, and expects this to assist with its monthly general working capital obligations. The Company's balance of cash and cash equivalents as at December 31, 2005 was $6,701,543 (July 31, 2005 - $35,400,349). The Company maintains surplus funds not required for current exploration in Canadian funds. Investments are held in commercial paper discount notes with terms of less than 60 days. The Company has long-term debt denominated in US dollars and some of the Company's receivables and payables are denominated in Mexican Pesos and US dollars.

A summary of the Company's capital project commitments for the Ocampo Mine projected from January 1, 2006 to June, 2006 are as follows:
		Current
(Cdn$ millions)	Project	2006 (F)

Projected capital expenditures remaining	Ocampo Mine	48
Available financing:
Scotia Capital		(35)
Projected revenue less total cash costs		(4)
Proceeds from exercise of options		(9)
Net		0

(F) = Forecast, net of value added tax

TWENTY FIVE

GAMMON LAKE RESOURCES INC.

Current liabilities increased to $10,552,274 (as at year ended July 31, 2005 - $3,609,306). This financial position reflects the significant operational and construction activities during the five month period ended December 31, 2005 on the Ocampo Project, which entails a higher level of cash requirements.

Details of the Company's operating, financing and investing activities and long term debt agreement are provided below. Other than as discussed herein, the Company is not aware of any trends, demands, commitments, events or uncertainties that may result in the Company's liquidity or capital resources either materially increasing or decreasing at present or in the foreseeable future. Material increases or decreases in the Company's liquidity and capital resources will be substantially determined by the success or failure of the Company's exploration, development and construction programs on its mineral properties and its ability to obtain equity or other sources of financing. With the completion of the debt facility with Scotia Capital of US$60,000,000 in October, 2005, the Company is assessing whether it has an adequate liquidity base with which to support its general operations, exploration, development and construction activities on the Ocampo Project. Should the Company determine that it does not have adequate funding to complete the construction of the Mill facilities, the Company believes that it could find other sources of financing through additional debt, convertible debt, or equity.

Operating

Operating activities during the five month period ended December 31, 2005 consumed cash of $3,993,150 (year ended July 31, 2005 – $8,975,284). The increase is due to increased operational needs of the Company as it expands its mine management and administrative capacity to support the growth in the exploration, development and construction operations and activities.

Financing

Financing activities during the five month period ended December 31, 2005 totaled gross proceeds of $41,938,629 (year ended July 31, 2005 - $106,205,810). In October 2005, the Company completed a debt financing facility with Scotia Capital Inc. for US$60,000,000. As at December 31, 2005, the Company had met all of the conditions precedent under the facility, and had drawn US$30,000,000 (Cdn$34,977,000). In January 2005, the Company completed a private placement, where BMO Nesbitt Burns Inc. acted as lead agent in a syndicate with RBC Dominion Securities Inc. and First Associates Investments Inc. A total of 15,715,000 Special Warrants were issued at Cdn$7.00 per Special Warrant for gross proceeds of $110,005,000. The funds have been used to finance the construction, development and operations of the Ocampo Gold-Silver Mine. The Company also received $9,836,838 from the exercise of options of which $2,725,000 was receivable at year end.

As of December 31, 2005, the Company had 8,587,000 (year ended July 31, 2005 – 9,283,500) in-the-money exercisable options for a total value of $38,942,340 (year ended July 31, 2005 - $33,843,770) with expiry dates in the years 2006 to 2010 based on the exercise price of the options. The Company had 756,176 (year ended July 31, 2005 – 762,376) compensation warrants outstanding for a total value of $4,171,859 (Year ended July 31, 2005 - $4,215,259) based on the exercise price of the warrants, with expiry dates in the year 2006. As of December 31, 2005, the Company had 76,370,224 common shares outstanding.

Investing

Investing activities during the five month period ended December 31, 2005 totaled $66,644,285 (year ended July 31, 2005 - $74,851,117). Investing activities during the five month period ended December 31, 2005 primarily relate to three major areas. First, expenditures of $34,195,955 (year ended July 31, 2005 - $37,217,764) were made on the Ocampo Project. The expenditures relate to the purchase of equipment and consumables, the large amount of land clearing and excavation work required to construct the major components of the project as defined in the feasibility study, contract mining fees related to the development of the underground, and ongoing drilling and assaying completed in order to finalize the updated resource and reserve calculation released in December, 2005. Second, expenditures of $31,691,802 (year ended July 31, 2005 - $37,788,354) were invested in capital assets related to Open Pit and Underground mobile equipment. Significant expenditures related to the construction of the crushing facilities, power plant related to the Ocampo Project, and deposits on capital equipment for the Open-Pit and Underground operations. Third, advances of $396,528 (year ended July 31, 2005 – 155,001) were made to related companies.

TWENTY SIX

2005 ANNUAL REPORT

MANAGEMENT DISCUSSION AND ANALYSIS

FOR THE FIVE MONTH PERIOD ENDED DECEMBER 31, 2005 (CONTINUED)

Long term debt agreement

A summary of the Company's financial commitments under its long term agreement with Soyopa are as follows:
Year
On or before November 23, 2006	US$ 3,500,000
On or before November 23, 2007	US$ 3,500,000

In the event that the Company has commenced production of gold and/or silver from the mining title acquired prior to November 23, 2006, the Company is required to pay Soyopa the principal amount of US $1,000,000, annually, commencing on the first anniversary of the start of production which will reduce the remaining amount due. In the event the Company sells or transfers title to the concessions to a third party, the US $7,000,000 or the principal amount remaining, becomes due. The long term debt is secured by a first charge over certain mineral properties, and is non-interest bearing.

In October, 2005 the Company secured a credit facility with Scotia Capital Inc. The facility is secured and consists of a two-year revolving facility of U.S.$40,000,000, and a three-year revolving facility of U.S.$20,000,000. Interest is payable at prime rate plus 1.25% or in the case of US dollar advances, LIBOR + 2.25%. The Company has met all of the conditions precedent under the facility, and as at December 31, 2005 had drawn U.S.$30,000,000 (Cdn$34,977,000). A summary of the Company's financial commitments under its long term debt agreement with Scotia Capital Inc. are as follows:
Year
2006	$ 19,995,185
2007	$ 14,981,815

The Company intends to fund these obligations from a combination of working capital, debt and/or equity financing and cash on hand.

Capital Lease Obligations

The Company was successful in securing a capital lease with Caterpillar Financial Mexico. The capital lease obligation including principal and interest is $2,961,933. The current portion of the lease including interest is $816,793. The Company has also secured lease financing for computer hardware and software. Details are provided in Note 6 to the audited consolidated financial statements for the five month period ended December 31, 2005.

Contractual Obligations

A summary of the Company's contractual obligations is summarized as follows:
Contractual Obligations	Total	<1 year	1-3 years
Long term debt	$43,328,439	$24,075,835	$19,252,604
Interest on long term debt	$759,657	$506,438	$253,219
Capital leases	$2,810,844	$859,620	$1,951,224
Future purchase commitments	$2,710,071	$2,710,071	$Nil

TWENTY SEVEN

GAMMON LAKE RESOURCES INC.

Commitments and Contingencies

A summary of the future commitments contained in the Company's option and joint venture agreements as at December 31, 2005 are set out in the following table:
Agreement	Consideration	Terms
Compania Minera Global, S.A. de C.V.	US$ 1,000,000	Upon sale of the Ocampo property to a third party

	8% of net profit	US$ 2,000,000 less any net profit royalty payments is due
Compania Minera Brenda, S.A. de C.V.	up to a maximum	and payable upon the sale of the Ocampo project to a third
	US$ 2,000,000	party[1]

Upon a minimum proven reserve of 2 million ounces of gold
Compania Minera Brenda, S.A. de C.V.	US$ 250,000	and gold-equivalent[1]

[1] Relates to production and reserves from mining titles acquired from Compania Minera Brenda, S.A. de C.V.

The Company had a joint venture agreement with Fuerte Mayo respecting the Ocampo property under which the Company has a 100% interest in 17 mining titles in Mexico. Under the terms of the agreement, a balance of US $211,526 was due to Fuerte Mayo upon the sale of the property. During the five month period ended December 31, 2005, Fuerte Mayo forgave the US $211,526 due upon the sale of the property with the result that no further obligations exist pursuant to this agreement.

During the period, the Company placed deposits on several pieces of equipment for the Open-Pit and Underground operations (See Note 3 to the Consolidated Financial Statements). The Company's future commitments on the equipment amount to $2,710,071, and are payable upon shipment and or delivery of the items as outlined in the purchase contracts.

The Company intends to fund these obligations from a combination of debt and/or equity financing and cash on hand. Should the Company not have adequate funding to complete these payments, the Project would be delayed until such funding is available.

The discovery, development and acquisition of mineral properties are in many instances unpredictable events and require significant expenditures prior to achieving commercial production. Future precious metal prices, the success of exploration programs and other property transactions can have a significant impact on capital requirements. There are no known deposits of commercial minerals on any of the mineral exploration properties of the Company and any activities of the Company thereon will constitute exploratory searches for minerals. In the event that unanticipated business opportunities or expenditures arise prior to such time, the Company may require additional financing. The Company will also require additional financing to satisfy the cash payment obligations of its property purchase agreements. If funding is required for any of these reasons, or if a commercial body of ore in addition to those identified in the technical report of Kappes, Cassidy & Associates is confirmed on any of the Company's properties and the Company requires additional financing to initiate development of such body, it may fund its capital requirements by arranging further equity financing, issuing long term debt, arranging joint ventures with other companies or through a combination of the above. Accordingly, the ability of the Company to continue exploration and development of its property interests will be dependent upon its ability to raise significant additional financing. There is no assurance that adequate financing will be available to the Company or that the terms of such financing will be favourable. Should the Company not be able to obtain such financing, its properties may be lost entirely.
TWENTY EIGHT

2005 ANNUAL REPORT

MANAGEMENT DISCUSSION AND ANALYSIS

FOR THE FIVE MONTH PERIOD ENDED DECEMBER 31, 2005 (CONTINUED)

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements.

Transactions with Related Parties

The Company paid the following amounts to directors and companies controlled by or related to directors:
	Five months ended	Year ended
	31-Dec-2005	31-July-05
Management fees	$150,737	$278,440
Mineral property exploration expenditures	4,831,617	4,392,431
	$4,982,354	$4,670,871
The Company has charged the following amounts to related companies:
Professional fees	17,390	51,600
Travel	45,522	118,110
General & Administrative	35,198	54,850
	$98,110	$224,560

The amounts owing from related parties are recorded as a receivable and due from related companies on the balance sheet. Related party transactions for management, professional fees and mineral property exploration are recorded at fair market value.

No director, senior officer, principal holder of securities or any associate or affiliate thereof of the Company has any interest, directly or indirectly, in material transactions with the Company or any of its direct or indirect wholly-owned subsidiaries, other than the above-noted transactions, which were in the normal course of operations.

Commencing in 2004, the Company has retained mineral exploration and mining contracting services through a Company owned by a related party of a director of the Company. For the five month period ended December 31, 2005 these non-arm's length mineral exploration expenditure totalled $4,831,617 (year ended July 31, 2005 - $4,392,431). These expenditures are recorded at fair value calculated at cost plus 10%. The Company believes that this arrangement gives the Company better quality and control for mineral exploration and mining contracting services than it could otherwise receive through third party independent contractors.

During the five month period ended December 31, 2005, the Company paid $98,110 (year ended July 31, 2005 - $278,440) in management fees as part of the Company's compensation package for key officers and consultants. During the five month period ended December 31, 2005 Gammon charged a management fee to Mexgold Resources Inc. to recover expenditures related to professional fees, travel, and general and administrative expenses.
TWENTY NINE

GAMMON LAKE RESOURCES INC.

Directors and officers of the Company are entitled to hold management incentive stock options. For this purpose, the Company has a Stock Option Plan for directors, officers, employees and consultants of the Company and its subsidiaries. The purpose of the Stock Option Plan is to encourage ownership of the Company's common shares by the persons who are primarily responsible for the management and profitable growth of the Company's business, as well as provide additional incentive for superior performance by such persons and attract and retain valued personnel. The plan provides that eligible persons thereunder include any director, senior officer, consultant or employee of the Company. A consultant is defined as an individual that is engaged by the Company, under a written contract, to provide services on an ongoing basis and spends a significant amount of time on the Company's business and affairs. The definition of consultant also includes an individual whose services are engaged through a personal holding company. See also "Results of Operations".

Critical Accounting Estimates

Management is required to make estimates and assumptions in the preparation of financial statements in conformity with generally accepted accounting principles. A description of the Company's significant accounting policies can be found in note 2 of the Company's consolidated financial statements.  Key accounting estimates for the Company include mineral and mining interests and property, plant and equipment and future income taxes.

Mineral properties

Mineral properties are the sum of the Company's mineral claims acquisitions and related exploration and development expenditures, which are capitalized until the property is producing, abandoned, impaired in value or placed for sale. Costs are transferred to mining properties once a property is placed into commercial production. The Company's recoverability of its recorded value of its mineral property and associated deferred exploration expenses is based on current market conditions for minerals, underlying mineral resources associated with the properties and future costs may be required for ultimate realization through mining operations or by sale. The Company is in an industry that is dependent on a number of factors including environmental, legal and political risks, the existence of economically recoverable reserves, the ability of the Company to obtain necessary financing to complete the development, and future profitable production or the proceeds of disposition thereof.

Future income taxes

Future income tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and on unclaimed tax losses carried forward and are measured using the tax rates that will be in effect when the differences are expected to reverse or when unclaimed tax losses are expected to be utilized. A valuation allowance is recognized to the extent that the recoverability of future income tax assets is not considered more likely than not. The Company's future income tax liability arises from the excess accounting value over the tax value of its mineral property in Mexico, as certain transactions of the Company have no tax basis in Mexico. The Company deducts available Canadian and Mexican loss carry forwards and share issue costs, but provides for a valuation allowance of the Canadian loss carry forwards and share issue costs as it is considered more likely than not that the future income tax asset related to these losses will not be realized.

Changes in Accounting Policies Including Initial Adoption

The Company adopted the recommendations of CICA Handbook Section 3870, Stock-based Compensation and Other Stock-based Payments for employees and non-employees. This Section establishes standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services. These recommendations require that compensation for all awards made to employees and non-employees be measured and recorded in the financial statements at fair value. The Company's stock option plan is described in Note 10 in the consolidated financial statements. Effective August 1, 2004, Gammon Lake adopted the new Canadian Institute of Chartered Accountants (CICA) standards for Asset Retirement Obligations (CICA 3110). In accordance with CICA 3110, asset retirement obligations are recognized when incurred and recorded as liabilities at fair value and the corresponding increase to the asset is depreciated over the life of the asset. The Company is the beneficial owner of the land it explores and develops, and has paid all duties and claims required by the government agency responsible for the conservation of natural resources. The Company has not incurred any current asset retirement obligations.

THIRTY

2005 ANNUAL REPORT

MANAGEMENT DISCUSSION AND ANALYSIS

FOR THE FIVE MONTH PERIOD ENDED DECEMBER 31, 2005 (CONTINUED)

Financial Instruments and Other Instruments

The Company's functional currency is Canadian dollars. The Company does not currently use any derivative products to manage or mitigate any foreign exchange exposure.

Disclosure Controls

The Company's Chief Executive Officer and Chief Financial Officer are responsible for establishing and maintaining  the Company's disclosure controls and procedures, including adherence to the Disclosure Policy adopted by the Company. They are assisted in this responsibility by a member of the Audit Committee who serves as an independent director of the Company. All three individuals sit on the Company's Disclosure Policy Committee ("DPC"). The Disclosure Policy requires all staff to keep the DPC fully apprised of all material information affecting the Company so that they may evaluate and discuss this information and determine the appropriateness and timing for public release. Access to such material information by the DPC is facilitated by the small size of the Company's senior management and the location of all senior management staff in one corporate office.

The Chief Executive Officer and Chief Financial Officer, after evaluating the effectiveness of the Company's disclosure controls and procedures as of December 31, 2005, have concluded that the Company's disclosure controls and procedures were adequate and effective to ensure that material information relating to the Company and its subsidiaries would have been known to them.

Non-GAAP Measures

Cash cost data is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.
THIRTY ONE

GAMMON LAKE RESOURCES INC.

THIRTY TWO

2005 ANNUAL REPORT

AUDITORS' REPORT

To the Shareholders of Gammon Lake Resources Inc.

We have audited the consolidated balance sheet of Gammon Lake Resources Inc. as at December 31, 2005 and the consolidated statements of operations, deficit and cash flows for the five month period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2005 and the results of its operations and its cash flows for the five month period ended December 31, 2005 in accordance with Canadian generally accepted accounting principles.

The consolidated financial statements as at July 31, 2005 and for the year then ended were audited by other auditors, who expressed an opinion without reservation on those statements in their report, dated September 10, 2005.

Chartered Accountants

Halifax, Canada
March 15, 2006

THIRTY THREE

GAMMON LAKE RESOURCES INC.

THIRTY FOUR

2005 ANNUAL REPORT

GAMMON LAKE RESOURCES INC.
CONSOLIDATED BALANCE SHEETS

	December 31	July 31
	2005	2005
Assets
Current
Cash and cash equivalents	$6,701,543	$35,400,349
Receivables
Commodity taxes	9,558,654	5,332,406
Other	2,747,728	129,772
Prepaids and deposits	289,736	947,344
Inventory	2,056,963	-
Due from related companies (Note 12)	626,228	229,700
	21,980,852	42,039,571
Deposits on capital equipment (Note 3)	1,762,696	9,138,768
Long term investment (Note 4)	10,632,000	10,422,000
Mining interests and capital assets (Note 5)	224,579,967	148,748,539
	$258,955,515	$210,348,878
Liabilities
Current
Payables and accruals	$10,552,274	$3,609,306
Current portion of long-term debt and
capital leases	24,935,455	-
	35,487,729	3,609,306
Long term debt and capital leases (Note 6)	21,203,828	8,581,300
Employee future benefits (Note 8)	276,126	213,738
Future income taxes (Note 9)	7,336,000	8,121,000
	64,303,683	20,525,344
Shareholders' Equity
Capital stock (Note 10)	213,902,423	204,065,585
Contributed surplus (Note 10)	25,327,279	18,728,309
Deficit	(44,577,870)	(32,970,360)
	194,651,832	189,823,534
	$258,955,515	$210,348,878

Nature of operations and going concern assumption (Note 1)
Commitments and contingencies (Note 7)

On behalf of the Board

"Fred George"	Director	"Brad Langille"	Director

See accompanying notes to the consolidated financial statements.

THIRTY FIVE

GAMMON LAKE RESOURCES INC.

GAMMON LAKE RESOURCES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

	5 months ended	Year ended
	December 31, 2005	July 31, 2005
Expenses
Capital tax	$82,860	$140,000
Amortization	603,245	537,540
General and administrative	1,757,414	2,593,683
Management fees	171,237	278,440
Professional fees	6,624,734	7,105,542
Wages and benefits	3,830,958	9,651,178
	13,070,447	20,306,383
Interest income	$103,303	$1,199,016
Management fees	98,110	224,560
	201,413	1,423,576
Loss before other items	(12,869,034)	(18,882,807)
Foreign exchange gain	672,524	312,172
Gain/(loss) on equity investment	210,000	(1,226,000)
	882,524	(913,828)
Net loss before income taxes	$(11,986,510)	$(19,796,635)
Future income tax recovery (Note 9)	(379,000)	(421,040)
Net loss	$(11,607,510)	$(19,375,595)
Loss per share (Note 11)	$(0.16)	$(0.29)

Deficit, beginning of period	$(32,970,360)	$(13,594,765)
Net loss	(11,607,510)	(19,375,595)
Deficit, end of period	$(44,577,870)	$(32,970,360)

See accompanying notes to the consolidated financial statements.

THIRTY SIX

2005 ANNUAL REPORT

GAMMON LAKE RESOURCES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	5 months ended	Year ended
	December 31, 2005	July 31, 2005
Increase in cash and cash equivalents
Operating
Net loss	$(11,607,510)	$(19,375,595)
Amortization	603,245	537,540
Unrealized foreign exchange gain	(675,791)	(876,706)
Stock option expense	6,598,970	13,974,680
Employee future benefits	62,388	-
Future income tax recovery	(379,000)	(421,040)
Accrued interest on long term debt	190,139	-
(Gain)/loss on long term
equity investment	(210,000)	1,226,000
Change in non-cash operating
working capital (Note 14)	1,424,409	(4,040,163)
	(3,993,150)	(8,975,284)
Investing
Advances (to) from related companies	(396,528)	155,001
Decrease/(Increase) in deposits on capital
equipment	7,376,072	(8,962,503)
Expenditures on mining interests and related
deferred costs and acquisition
of capital assets	(73,623,829)	(66,043,615)
	(66,644,285)	(74,851,117)
Financing
Net proceeds from issuance of
capital stock	-	103,931,580
Repayment of capital lease	(150,209)	-
Increase in long-term debt	34,977,000	-
Proceeds from exercise of options	7,111,838	2,274,230
	41,938,629	106,205,810
Net (decrease)/increase in cash and
cash equivalents	(28,698,806)	22,379,409
Cash and cash equivalents
Beginning of year	35,400,349	13,020,940
End of year	$6,701,543	$35,400,349

See accompanying notes to the consolidated financial statements.

THIRTY SEVEN

GAMMON LAKE RESOURCES INC.

THIRTY EIGHT

2005 ANNUAL REPORT

GAMMON LAKE RESOURCES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005

1 Nature of operations and going concern assumption

Gammon Lake Resources Inc. (the "Company") is a publicly traded company, engaged in the acquisition, exploration and development of resource properties in Canada and Mexico. The Company is continued under Part 1A of the Companies Act (Quebec) and its common shares are listed on the Toronto Stock Exchange (TSX:GAM) and the American Stock Exchange (AMEX:GRS).

The Company has changed its year-end from July 31 to December 31. The reason for the change of year-end is to make the reporting period of the Company consistent with other emerging precious metal producing issuers.

These financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assume that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations.

The Company is in the advanced stages of construction of the Ocampo Mine, and believes it has sufficient liquidity to finalize the construction. The ability to generate revenues from production, additional draws on the Scotia Capital debt facility and the proceeds from the exercise of stock options will finance the remaining construction and operations of the Ocampo Mine. The Company may have to raise additional funds over and above amounts raised to date to complete the acquisition, exploration and development of its interests and, while it has been successful in doing so in the past, there can be no assurance that it will be able to do so in the future. However, the Company feels confident that given the robust economics of the Ocampo Mine, the issuance of additional equity, and or debt would be achievable in the short term. In addition, the Company may require further financing to meet certain financial commitments under its option buy out agreements.

If the going concern assumption were not appropriate for these financial statements, then adjustments would be necessary in the carrying values of assets and liabilities, the reporting revenues and expenses, and the balance sheet classifications used.

2 Summary of significant accounting policies

Basis of presentation

The accompanying consolidated financial statements are prepared by management in accordance with Canadian generally accepted accounting principles and contain all adjustments necessary to present fairly Gammon Lake Resources Inc.'s financial position as at December 31, 2005 as well as it operations and cash flows for the years ended December 31, 2005 and July 31, 2005. The accounting principles conform in all material respects to principles generally accepted in the United States of America except as disclosed in Note 17.

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Gammon Lake Resources (NS) Incorporated, Gammon Lake de Mexico S.A. de C.V., Gammon Lake Resources (USA) Inc. and Gammon Lake Resources (Barbados) Inc. Gammon Lake Resources (USA) Inc. was incorporated on February 11, 2005 with a treasury issue of 100 shares for $100.

Asset retirement obligations

Effective August 1, 2004, Gammon Lake adopted the new Canadian Institute of Chartered Accountants (CICA) standards for Asset Retirement Obligations (CICA 3110). This section requires the Company to fully recognize the fair value of estimated asset retirement obligations on the balance sheet when a reasonable estimate of fair value can be made. The Company's mining and exploration activities are subject to various government laws and regulations relating to the protection of the environment. These environmental regulations are continually changing, and the Company has made, and intends to make in the future, expenditures to comply with such laws and regulations. The Company is required to record the estimated present value of future cash flows associated with site closure and reclamation as a liability when the liability is incurred and increase the carrying value of the related assets for the amount. These asset retirement costs will be amortized to expense over the life of the
THIRTY NINE

GAMMON LAKE RESOURCES INC.

related assets using the unit-of-production method. At the end of each period, the liability is increased to reflect the passage of time and changes in the estimated future cash flows underlying any initial fair value measurements. The Company has not incurred any asset retirement obligations.

Use of estimates

The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those reported.

Cash and cash equivalents

Cash and cash equivalents include cash on hand and balances with banks, net of bank overdrafts, and highly liquid temporary investments.

Long term investment

The Company accounts for its investment in a company over which it has significant influence using the equity method of accounting whereby the investment is initially recorded at cost and subsequently adjusted to recognize the Company's share of earnings or losses of the investee company and reduced by dividends received.

Mining interests

Acquisitions, exploration and development costs relating to mineral properties are deferred until the properties are brought into production, at which time they are amortized on the unit of production method based on estimated recoverable reserves. If it is determined that the deferred costs related to a property are not recoverable over its productive life, those costs will be written down to fair value as a charge to operations in the period in which the determination is made. The amounts at which mineral properties and the related deferred costs are recorded, do not necessarily reflect present or future values.

The recoverability of the book value of each property is assessed annually for indicators of impairment such as adverse changes to any of the following:

• estimated recoverable ounces of gold
• estimated future commodity prices
• estimated expected future operating costs, capital expenditures and reclamation expenditures

A write-down to fair value is recorded when the expected future cash flow is less than the net book value of the property.

Inventory

Inventory supplies are valued at the lower of average cost or market value.

FORTY

2005 ANNUAL REPORT

GAMMON LAKE RESOURCES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005 (CONTINUED)

2 Summary of significant accounting policies (continued)

Capital assets and amortization

Capital assets are recorded at cost. Amortization is calculated on the straight-line basis over the estimated useful lives of the assets as follows:
Computer equipment	3-4	years
Exploration equipment	5-10	years
Furniture and fixtures	5-10	years
Processing plant	8-9	years
Development equipment	8-9	years
Vehicles	4	years
Buildings	20	years

Impairment of long lived assets

In August, 2004, the Company adopted the Canadian Institute of Chartered Accountants Handbook Section 3063, "Impairment of Long-Lived Assets", which addresses the recognition, measurement and disclosure of the impairment of long-lived assets. Section 3063 requires that an impairment loss be recognized if the carrying amount of a long-lived asset is not recoverable. The carrying amount of a long-lived asset is not recoverable if the carrying amount exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition. The impairment loss to be recognized is measured as the amount by which the carrying amount of the long-lived asset exceeds its fair value. The Company has determined there is no impact on its results of operations and financial position.

Revenue recognition

Revenue from the sale of bullion, concentrate and industrial metals are recognized when ownership passes to the purchaser at which time the following conditions are met: i) persuasive evidence of an arrangement exists; ii) the risks and rewards of ownership pass to the purchaser including delivery of the product; iii) the selling price is fixed and determinable, and iv) collectibility is reasonably assured.

Stock based compensation

The Company uses the fair value method of accounting for employee stock-based compensation and other stock-based payments made in exchange for goods and services. All awards made to employees and non-employees are measured and recorded in the financial statements at fair value. The Company's stock option plan is described in Note 10.

Foreign currency transactions

Foreign monetary assets and liabilities and foreign integrated operations are denominated in foreign currencies, and are translated to Canadian dollars at the period end exchange rate. Non-monetary assets and liabilities, as well as revenue and expense transactions denominated in foreign currencies are translated at the rate prevailing at the time of the transaction. Translation gains or losses in operations are recognized in the period in which they occur.

Income taxes

Income taxes are calculated using the asset and liability method of tax accounting. Under this method, current income taxes are recognized for the estimated income taxes payable for the current period. Future income tax assets and liabilities are determined based on the difference between the financial reporting and tax basis of assets and liabilities and on unclaimed losses carried forward and are measured using the substantively enacted
FORTY ONE

GAMMON LAKE RESOURCES INC.

tax rates that will be in effect when the differences are expected to reverse or when unclaimed losses are expected to be utilized. A valuation allowance is recognized to the extent that the recoverability of future income tax assets is not considered more likely than not.

Loss per common share

Loss per common share is calculated based on the weighted average number of common shares outstanding for the period. Diluted loss per common share, when applicable, considers the potential exercise of outstanding options and warrants using the treasury-based method. This method assures that proceeds received from the exercise of the in-the-money stock options and warrants are used to repurchase shares at the average market rates.

Recent accounting pronouncements

In 2005 the CICA issued Section 3855, Financial Instruments, Recognition and Measurement. This section establishes for recognizing and measuring financial assets, financial liabilities and non-financial derivatives. The following four fundamental decisions serve as cornerstones underlying this Section:

1)financial instruments and non-financial derivatives represent rights or obligations that meet the definition of assets or liabilities and should be reported in the financial statements;
2)the fair value is the most relevant measure for financial instruments and the only relevant measure for derivative financial instruments;
3) only items that are assets or liabilities should be reported as such in financial statements; and
4) special accounting for items designated as being part of a hedging relationship should be provided only for qualifying items.

The mandatory effective date for the new Section is for interim and annual financial statements relating to fiscal years beginning on or after October 1, 2006. Management does not expect the adoption of this standard to have a material effect on the Company's financial position and results of operation.

During 2005, the CICA also issued Section 3861, Financial Instruments – Disclosure and presentation. This section establishes standards for presentation of financial instruments and non-financial derivatives, and identifies the information that should be disclosed about them. The presentation paragraphs deal with the classification of financial instruments, from the perspective of the issuer, between liabilities and equity, the classification of related interest, dividends, losses and gains, and the circumstances in which financial assets and financial liabilities are offset. The disclosure paragraphs deal with information about factors that affect the amount, timing and certainty of an entity's future cash flows relating to financial instruments, the business purposes they serve, the risks associated with them and management's policies for controlling these risks. This Section applies to interim and annual financial statements relating to fiscal years beginning on or after October 1, 2006. Management does not expect the adoption of this standard to have a material effect on the Company's consolidated financial position and results of operations.

3 Deposits on capital equipment

The Company has deposits on capital equipment of $1,762,696 (July 31, 2005 - $9,138,768) relating to the Open-Pit and Underground operations. Remaining amounts due on these contracts are included in commitments and contingencies (Note 7).
FORTY TWO

2005 ANNUAL REPORT

GAMMON LAKE RESOURCES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005 (CONTINUED)

4 Long term investment

The Company's long-term investment, carried at equity, consists of 10,900,000 shares, representing approximately a 21% interest in the issued and outstanding common shares of Mexgold Resources Inc. ("Mexgold"). Mexgold is a public junior natural resource issuer, listed on the TSX Venture Exchange (TSXV: MGR), which holds a 100% interest in a Mexican gold and silver mineral exploration property, known as the "Guadalupe Gold-Silver Project" and a 100% interest in Compania Minera Del Cubo, a gold and silver producing mine in Guanajuto State, Mexico.

Pursuant to an agreement with Mexgold, these shares must be held until August 20, 2009, and there will be no sale, transfer, assignment, pledge, encumbrance, grant of a security interest in or other form of conveyance of these shares, directly, indirectly or beneficially, prior to that time unless Mexgold so consents in writing thereto.
	December 31	July 31
	2005	2005
Investment in Mexgold Resources Inc.	$12,300,000	$12,300,000
Cumulative equity share of losses in
Mexgold Resources Inc.	(1,668,000)	(1,878,000)
	$10,632,000	$10,422,000

The market value of investment as at December 31, 2005 was $53,192,000 (July 31, 2005 - $29,430,000). The Company also holds 2.95 million warrants to purchase Mexgold common shares at an exercise price of $2.50 each, expiring February 26, 2006. Subsequent to year end, the Company exercised the warrants to purchase Mexgold common shares for a total commitment of $7,375,000. The Company was successful in obtaining an additional US$7.5 million from Scotia Capital on February 26, 2006 to finance the commitment.

5 Mining interests & Capital assets
	December 31, 2005			July 31, 2005

	Accumulated		Net Book		Accumulated	Net Book
	Cost	Amortization	Value	Cost	Amortization	Value

Mining properties - Ocampo	150,193,940	-	150,193,940	115,997,985	-	115,997,985
Equipment under capital lease	4,116,614	-	4,116,614
Plant and equipment	71,640,793	1,371,380	70,269,413	33,518,941	768,387	32,750,554

	$225,951,347	$ 1,371,380	$ 224,579,967	$149,516,926	$ 768,387	$148,748,539

The carrying value of mineral properties represents the accumulated costs to date for the acquisition of and exploration and development cost incurred by the Company on its non-producing mineral property located in Ocampo, Mexico. Amortization of tangible capital assets does not commence until they are available at the mine site or in use. Depletion of the mineral properties will occur once the Company commences production, and is depleted using the unit of production method based on estimated recoverable reserves. The company expects amortization and depletion to commence in the first quarter of 2006. The equipment under capital lease is for O&K shovels leased through CAT Finance.

FORTY THREE

GAMMON LAKE RESOURCES INC.

6 Obligations under capital lease and long-term debt

Consolidated long-term debt and capital leases:
	December 31	July 31
	2005	2005

a) Total lease payments ending December, 2008	$2,693,418	$-
b) Other	117,426	-
c) Soyopa loan	8,161,300	8,581,300
d) Revolving credit facility	$35,167,139	$-

Present value of debt	46,139,283	8,581,300

Less: Current portion	24,935,455	-

	$21,203,828	$8,581,300

The estimated future minimum lease and debt payments under all facilities are as follows:

2006     $24,935,455
2007     $20,244,931
2008     $     958,897

	December 31	July 31
	2005	2005

a) Total lease payments	$2,961,933	$-
36 months, Libor + 2.75%, equal payments of principal
and interest of $74,780.52 per month commencing
December 1, 2005

Less: Interest on lease	268,515	-

Present value of lease payments	2,693,418

Less: Current portion	816,793	-

	$1,876,625	$-

The Company is obligated under capital leases for mobile equipment. All capital leases agreements provide that the Company can purchase the leased equipment at the end of the lease term for a nominal amount. The estimated future minimum lease payments under the lease are as follows:

2006     $816,793
2007     $949,398
2008     $927,227

FORTY FOUR

2005 ANNUAL REPORT

GAMMON LAKE RESOURCES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005 (CONTINUED)

6 Obligations under capital lease and long-term debt (continued)
	December 31	July 31
	2005	2005

b) Total lease payments	$129,383	$-

Less: Interest on lease	11,957	-

Present value of lease payments	117,426

Less: Current portion	42,827	-

	$74,599	$-

The Company is obligated under capital leases for computer hardware and software for terms ranging from two to three years. All capital lease agreements provide that the Company can purchase the leased equipment for a nominal amount at the end of the leased term. The estimated future minimum lease payments under the lease are as follows:

2006     $42,827
2007     $42,929
2008     $31,670

	December 31	July 31
	2005	2005
c) Soyopa loan, non-interest bearing, translated to
Canadian dollars at the balance sheet date.	$8,161,300	$8,581,300

Less: Current portion	$4,080,650	$-

	$4,080,650	$-

The long term debt payable to Soyopa is non-interest bearing with terms of repayment as follows:

 i.)    US $3,500,000 on or before November 23, 2006;

ii.)    US $3,500,000 on or before November 23, 2007;

iii.)  In the event that the Company has commenced production of gold and/or silver from the mining title acquired prior to November 23, 2006, the Company is required to pay Soyopa US $1,000,000, annually, commencing on the first anniversary of the start of production which will reduce the remaining amount due;

iv.)  In the event the Company sells or transfers title to the concessions to a third party, the US $7,000,000 or the amount remaining, becomes due.

The long term debt is secured by a first charge over certain mineral properties. The estimated future minimum debt payments under the facility are as follows:

2006     $4,080,650
2007     $4,080,650

FORTY FIVE

GAMMON LAKE RESOURCES INC.

	December 31	July 31
	2005	2005

d) Revolving credit facility	$35,167,139	$-

Less: Accrued interest	190,139	-

Present value of debt	34,977,000	-

Less: Current portion	19,995,185	-

	$14,981,515	$-

On October 14, 2005, the Company secured a credit facility with Scotia Capital Inc. The facility is secured and consists of a two-year revolving facility of U.S. $40,000,000, and a three year revolving facility of U.S. $20,000,000. Interest is payable at Prime Rate plus 1.25% or in the case of US dollar advances, LIBOR + 2.25%. The Company has met all of the conditions precedent under the facility, and as at December 31, 2005 had drawn U.S. $30,000,000.

The estimated future minimum debt payments under the facility are as follows:

2006         $19,995,185
2007         $14,981,815

7 Commitments and contingencies

Option and joint venture agreements

a) Minera Fuerte Mayo, S.A. de C.V. ("Fuerte Mayo")/Compania Minera Brenda, S.A de C.V. ("Brenda")

The Company has a joint venture agreement with Fuerte Mayo respecting the Ocampo property under which the Company has a 60% participating interest in 17 mining claims in Mexico. Under the terms of the joint venture, the Company is the operator and 100% of the sales from production on the property may be applied to the cash payment due to Fuerte Mayo in the joint venture stage. Under the terms of the agreement, a balance of US $211,526 was due to Fuerte Mayo upon the sale of the property to a third party. During the year ended July 31, 2005, in consideration for a consulting payment of Cdn $250,000 due for services rendered by Fuerte Mayo to the Company, Fuerte Mayo forgave the US $211,526 due upon the sale of the property to a third party.

On February 21, 2003, the Company acquired the remaining 40% of the title and interest in a group of claims located in the municipality of Ocampo from Compania Minera Brenda S.A. de C.V. ("Minera Brenda"). The Company agreed to pay 8% of net profits attributable to the development of the mining claims and their concessions up to a maximum of US $2,000,000. An additional US $250,000 is due if, as a result of the exploration of the claims, a minimum mining reserve of two million ounces of equivalent gold are obtained. In the event that the Company were to sell the property, the full US $2,000,000 becomes due and payable at that time.

b) Minerales de Soyopa, S.A. de C.V. ("Soyopa")

On November 24, 2001, the Company and Soyopa entered into an agreement amending previous option and joint venture agreements. Under the terms of these agreements, the Company acquired 100% of the right, title and ownership to 17 mining claims in the Ocampo district of Mexico. Consideration for title of the properties was US $100,000 paid on November 24, 2001, US $125,000 paid on May 23, 2002, the issuance of 5,000,000 common shares of the Company to Soyopa and US $7,000,000 in long term debt as disclosed in Note 6.
FORTY SIX

2005 ANNUAL REPORT

GAMMON LAKE RESOURCES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005 (CONTINUED)

7 Commitments and contingencies (continued)

c) Compania Minera Global, S.A. de C.V. ("Global")

On July 17, 2000, the Company entered into an agreement with Global for consulting services to assist in the negotiations of an agreement with Soyopa to secure the right to acquire the then remaining fifty-one percent (51%) interest in the Ocampo property.

As part of the consideration for the successful negotiation and execution of the agreement between the Company and Soyopa and upon sale by the Company of the lands, claims and concessions described in the agreements, the Company is required to pay Global U.S. $1,000,000.

A summary of the future commitments based on the above noted option and joint venture agreements at July 31, 2005 are set out in the following table:
Agreement	Consideration	Terms
Compania Minera Global, S.A. de C.V.	US$ 1,000,000	Upon sale of the related property
Compania Minera, Brenda, S.A. de C.V.	US$ 2,000,000	8% of net profits attributable to related mining claims or upon sale of the related property
Compania Minera, Brenda, S.A. de C.V.	US$ 250,000	Upon a minimum proven reserve amount

d) Capital equipment

During the year, the Company placed deposits on several pieces of equipment for the Open-Pit and Underground operations (see Note 3). The Company's future upon shipment and or delivery of the items as outlined in the purchase contracts.

8 Employee future benefits

The Company has commenced accruing employee future benefits for contract workers in Mexico paid through an employment services company. These benefits consist of a one-time payment equivalent to 12 days wages for each year of service (at the employee's most recent salary, but not to exceed twice the legal minimum wage), payable to all employees with 15 or more years of service, as well as to certain employees terminated involuntarily prior to the vesting of their seniority premium benefit. Under Mexican Labour Law, the Company also provides statutorily mandated severance benefits to its employees terminated under certain circumstances. Such benefits consist of a one-time payment of three months wages plus 20 days wages for each year of service payable upon involuntary termination without just cause.

A summary of the principal financial data relative to seniority premiums and pension plans is shown top opposite page:
FORTY SEVEN

GAMMON LAKE RESOURCES INC.

December 31, 2005	Pension	Seniority	Total
	benefit plans	premium	premiums

Projected benefit obligation:
Balance at beginning of period	230,724	8,823	239,547
Service cost	60,839	3,649	64,488
Actuarial (gain) loss	25,138	(2,196)	22,942

Balance at end of period	316,701	10,276	326,977

Current benefit obligation:
Service cost	66,389	8,504	74,894
Additional minimum liability	200,339	894	201,232

Balance at end of period	266,728	9,398	276,126

Liability accrued:
Total accrued liability	266,728	9,398	276,126

Employee future benefits expense:
Service cost	50,550	8,072	58,622
Interest cost	10,383	397	10,780
Amortization of prior service costs	5,457	35	5,492

Net expense for the period	66,390	8,504	74,894

Significant assumptions used:
Discount rate	4.50%	4.50%	4.50%

Rate of compensation increase	1.50%	1.50%	1.50%

FORTY EIGHT

2005 ANNUAL REPORT

GAMMON LAKE RESOURCES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005 (CONTINUED)

8 Employee future benefits (continued)
July 31, 2005	Pension	Seniority	Total
	benefit plans	premium	premiums

Projected benefit obligation:
Balance at beginning of period	209,270	4,462	213,732
Service cost	38,900	4,933	43,833
Actuarial (gain) loss	(5,037)	(97)	(5,134)

Balance at end of period	243,133	9,298	252,431

Current benefit obligation:
Service cost	38,900	4,943	43,843
Additional minimum liability	166,345	3,550	169,895

Balance at end of period	205,245	8,493	213,738

Liability accrued:
Total accrued liability	205,245	8,493	213,738

Employee future benefits expense:
Service cost	23,927	4,624	28,551
Interest cost	9,417	201	9,618
Amortization of prior service costs	5,556	118	5,674

Net expense for the period	38,900	4,943	43,843

Significant assumptions used:
Discount rate	4.50%	4.50%	4.50%

Rate of compensation increase	1.50%	1.50%	1.50%

FORTY NINE

GAMMON LAKE RESOURCES INC.

9 Income taxes

The following table reconciles the expected income tax recovery (payable) at the statutory income tax rate to the amounts recognized in the consolidated statements of operations for the years ended December 31, 2005 and July 31, 2005.
	December 31	July 31
	2005	2005
Net Loss	$11,987,000	$19,797,000
Income Tax Rate	38%	38%
Expected income tax recovery	4,555,000	7,523,000
Effect of statutory rate change	(112,000)	(112,000)
Tax effect of foreign exchange gains (losses)
that are not taxable for income tax purposes	295,000	(167,000)
Foreign exchange translation of opening future
Income tax liability	(406,000)	-
Tax effect of equity pick-up on investments	39,900	(233,000)
Other non-deductible expenses	(42,000)	-
Adjustment for unrecorded losses	428,000	-
Effect of expiry of losses	(140,600)	-
Non-deductible stock option expense	(2,508,000)	(5,310,000)
Valuation allowance	(1,730,300)	(1,280,000)

Provision for income taxes	$379,000	$421,000

The following reflects future income tax liabilities at December 31, 2005 and July 31, 2005.
	December 31	July 31
	2005	2005
Accounting value of mineral properties and related
deferred costs in excess of tax value	$35,138,000	$26,508,000
Deductible share issue costs	(3,099,600)	(2,883,100)
Tax value of equity investment in excess of
accounting value	(316,900)	(356,800)
Accounting value of foreign denominated debt
in excess of tax value	656,700	480,700
Non-capital losses carried forward	(35,389,900)	(24,245,600)
	(3,011,700)	(496,800)
Valuation allowance	10,347,700	8,617,800

Future income tax liabilities recognized	$7,336,000	$8,121,000

FIFTY

2005 ANNUAL REPORT

GAMMON LAKE RESOURCES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005 (CONTINUED)

9 Income taxes (continued)

The Company has tax loss carry forwards expiring in the following years:
		United
	Canada	States	Mexico	Total

2006	885,266	-	-	885,266
2007	1,349,367	-	-	1,349,367
2008	798,102	-	-	798,102
2009	2,979,351	-	-	2,979,351
2010	-	-	1,512,312	1,512,312
2011	-	-	-	-
2012	-	-	2,281,045	2,281,045
2013	4,104,651	-	12,795,130	16,899,781
2014	4,567,387	-	20,666,955	25,234,342
2015	5,483,585	-	66,051,560	71,535,145
2025	-	809,519	-	809,519

	20,167,973	809,519	103,307,002	124,284,494

10 Capital stock

a) Authorized:

Unlimited number of common shares

Unlimited number of non-cumulative, dividends to be determined by the Board of Directors not to exceed 12%, non-participating, non-voting, Class "A" preferred shares, redeemable at their paid-in value.

Unlimited number of non-cumulative, dividends to be determined by the Board of Directors not to exceed 13%, non-participating, non-voting, Class "B" preferred shares, redeemable at their paid-in value.
FIFTY ONE

GAMMON LAKE RESOURCES INC.

Issued and outstanding:

	Number of
	Common	Ascribed
	Shares	Value

Balance, August 1, 2003	40,934,286	$43,939,766

For cash pursuant to exercise of share purchase options	1,823,700	1,609,070
For cash pursuant to exercise of share purchase warrants	2,349,700	2,980,670
For cash pursuant to exercise of compensation warrants	100,000	348,000
Pursuant to agreement for professional services and
exercise of share purchase options	305,000	793,000
For cash pursuant to private placement	11,163,958	48,971,876

Balance, July 31, 2004	56,676,724	$98,642,382

Issued during the year ended July 31, 2005
For cash pursuant to private placement	15,715,000	110,005,000
For cash pursuant to exercise of share purchase options	994,800	2,274,230
Less share issue costs	-	(6,856,027)

Balance, July 31, 2005	73,386,524	$204,065,585

Issued during the five month period ended December 31, 2005
For cash pursuant to exercise of share purchase options	2,983,700	9,836,838

Balance, December 31, 2005	76,370,224	$213,902,423

b) Contributed Surplus

	December 31	July 31
	2005	2005

Contributed surplus at beginning of year	18,728,309	3,971,222

Add: Stock option expense for the year	6,598,970	14,757,287

Contributed surplus at end of year	$25,327,279	$18,728,309

c) Stock options

The Company has a stock option plan under which options to purchase common shares of the Company may be granted to directors, senior officers, employees and service providers of the Company. The aggregate number of common shares which may be reserved for issuance under the plan shall be 19,500,000. The maximum number of common shares which may be reserved for issuance to any one person under the plan shall be 5% of the shares outstanding at the time of grant (on a non-diluted basis) less the aggregate number of shares reserved for issuance to such person under any other option to purchase shares from treasury granted as a compensation or incentive mechanism.
FIFTY TWO

2005 ANNUAL REPORT

GAMMON LAKE RESOURCES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005 (CONTINUED)

10 Capital stock (continued)

During the year ended July 31, 2005, 2,512,000 options were granted to consultants, directors and employees, of which 2,016,000 options were subject to shareholder approval. The 2,016,000 options were approved at the Annual and Special Meeting of Shareholders held on November 16, 2005, and vested upon shareholder approval. As a result, $3,356,200 was recorded as professional fees and $2,675,530 as wages and benefits with a corresponding credit to contributed surplus. The company also granted an additional 175,000 options to employees, consultants and directors. As a result, $487,785 was recorded as professional fees, and $94,893 as wages and benefits with a corresponding credit to contributed surplus. A further 445,000 options were granted to consultants, directors and employees which are subject to shareholder approval. Upon shareholder approval, $151,828 will be recorded as professional fees, and $1,537,259 as wages and benefits with a corresponding credit to contributed surplus. The fair value of the options granted was calculated using the Black-Scholes option pricing model with the following assumptions:
Options earned during 5 months ended December 21, 2005:

Dividend yield	0%
Expected volatility	41.89%
Risk free interest rate	3.90%
Expected life	5 years

Options earned during the year ended, July 31, 2005:

Dividend yield	0%
Expected volatility	53%
Risk free interest rate	3.47%
Expected life	5 years

Fixed Options
	December 31, 2005		July 31, 2005
	Weighted Average		Weighted Average
	Shares	Exercise Price	Shares	Exercise Price

Outstanding, beginning of period	11,389,500	$ 4.16	9,892,300	$ 3.44
Granted	620,000 (2)	$ 9.05	2,512,000 (1)	$ 6.27
Expired	-	$ -	(20,000)	$ (5.45)
Exercised	(2,977,500)	$ (3.28)	(994,800)	$ (2.29)

Outstanding, end of period	9,032,000	$ 4.75	11,389,500	$ 4.16

Options exercisable, end of period	8,587,000	$ 4.56	9,373,500	$ 3.71

(1) Included 2,016,000 options which were approved at the annual and special meeting held on November 16, 2005.
(2) Includes 445,000 options subject to shareholder approval.

In January, 2006, Directors of the Company exercised 375,000 options for total proceeds of $1,779,000. An aggregate of 19,717,300 options have been granted pursuant to the Company's stock option plan of which 10,903,300 have been exercised and 227,000 have expired. Set forth below is a summary of the outstanding options to purchase common shares as at December 31, 2005.
FIFTY THREE

GAMMON LAKE RESOURCES INC.

	Options Outstanding			Options Exercisable
			Weighted
		Weighted	average
		average	remaining		Weighted
	Number	exercise	contractual life	Number	average
Option Price	outstanding	price	(yrs)	exercisable	exercise price

$ 0.00 - $ 0.50	30,000	$ 0.50	0.74	30,000	$ 0.50

$ 0.51 - $ 1.00	90,000	$ 0.75	1.10	467,500	$ 0.75

$ 1.01 - $ 1.50	755,000	$ 1.32	0.86	755,000	$ 1.32

$ 2.51 - $ 3.00	2,350,000	$ 2.60	2.51	2,350,000	$ 2.60

$ 5.01 - $ 5.50	2,600,000	$ 5.45	3.09	2,600,000	$ 5.45

$ 6.01 - $ 6.50	2,522,000	$ 6.12	4.11	2,522,000	$ 6.12

$ 7.01 - $ 7.50	25,000	$ 7.00	0.62	25,000	$ 7.00

$ 7.51 - $ 8.00	50,000	$ 7.94	3.36	50,000	$ 7.94

$9.00 - $9.05	75,000	$9.05	4.84	125,000	$9.05

$9.51 - $10.00	90,000	$10.00	4.11	90,000	$10.00

d) Compensation Warrants

During the year ended July 31, 2005, 314,300 compensation warrants were granted to agents as part of the private placement and were expensed based on the fair value of the warrants on the date granted. As a result, $782,607 was recorded as share issue costs with a corresponding credit to contributed surplus. The fair value of the warrants granted was calculated using the Black-Scholes option pricing model with the following assumptions:

Dividend yield 0%
Expected volatility 62.00%
Risk free interest rate 2.88%
Expected life 2 years

A total of 6,200 broker warrants were exercised during the year for total proceeds of $43,400. As a result, $15,438 representing the fair value of the broker warrants was recorded as capital stock with a corresponding credit to share issue costs. A summary of the 756,176 outstanding compensation warrants and options to purchase common shares as at December 31, 2005 is as follows:

Number of
Common Shares Under
Compensation Warrant/option	Expiration Date	Exercise Price

277,344	August 15, 2006	$ 3.48
170,732	November 21, 2006	$ 6.15
308,100	December 16, 2006	$ 7.00

FIFTY FOUR

2005 ANNUAL REPORT

GAMMON LAKE RESOURCES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005 (CONTINUED)

11 Loss per share

Loss per share is calculated based on the weighted average number of shares outstanding during the year ended December 31, 2005 of 73,831,114 (July 31, 2005 – 66,002,431)

Diluted earnings (loss) per share is based on the assumption that options under the stock options plan and warrants have been exercised on the later of the beginning of the year and the date granted. The diluted weighted average number of shares for the year ended December 31, 2005 and July 31, 2005 were not presented, as all factors are anti-dilutive.

12 Related party transactions

The Company has the following amounts owing from related companies for general overheads paid for by Gammon Lake Resources Inc. Gammon Lake Resources Inc. and Mexgold Resources Inc. share the same office premises in Canada and Mexico, and Gammon Lake Resources Inc. pays for the common costs and invoices Mexgold Resources Inc. on a quarterly basis:
	December 31	July 31
	2005	2005

Due from related companies	$626,228	$229,700

The Company paid the following amounts to directors for services other than their capacity as directors, and companies controlled by or related to directors. The Company also pays a third party company related to a director for the provision of workers in our Mexican operations, and pays a markup of cost plus 10%. The fees listed in Mineral property exploration expenditures below is the gross cost of all the workers fees plus the indicated markup:
	December 31	July 31
	2005	2005

Management fees	$150,737	$278,440
Professional fees	-	-
Mineral property exploration expenditures	4,831,617	4,392,431

	$4,982,354	$4,670,871

The Company received the following amounts from related companies:

Professional fees	$17,390	$51,600
Travel	45,522	118,110
General & Administrative	35,198	54,850

	$98,110	$224,560

All related party transactions which occur in the normal course of operations are recorded at the exchange amount. During the period, Gammon charged a management fee to Mexgold Resources Inc. to recover expenditures related to professional fees, travel, and general and administrative expenses. The amounts due from Mexgold Resources Inc. are non-interest bearing with no fixed term of repayment.

FIFTY FIVE

GAMMON LAKE RESOURCES INC.

13 Financial instruments

The Company's financial instruments consisted of cash and debt. Unless otherwise noted, it is management's opinion that or credit risks arising from these financial instruments. Some of the Company's receivables and payables are denominated in Mexican Pesos and the Company's long Balances are translated at the period end based on the Company's consolidated financial statements. The long term debt creates a risk to the Company's earnings that arises from fluctuations in foreign exchange rates and the degree of volatility of these rates. The company does not enter into derivative financial instruments to mitigate the foreign exchange risks related to the foregoing items.

The Company estimates that the fair value of its cash and cash equivalents, receivables, and payables approximate the carrying value of the assets and liabilities. The Company has calculated the fair value of its long term debt as disclosed in Note 16.

14 Supplemental cash flow information
	December 31		July 31
	2005		2005

Change in non-cash working capital:
Receivables	$(4,119,204)		$(2,779,637)
Prepaids	657,608		(831,027)
Inventory	(2,056,963)
Payables and accruals	6,942,968		(429,499)

	$(1,424,409)		$(4,040,163)
Supplemental information
Interest paid	$242,845	$	Nil
Income taxes paid		$	Nil

Non-cash transactions
Acquisition of assets under capital lease	$2,810,844	$	Nil

Loan to shareholder pursuant to exercise of share options	$2,725,000	$	Nil

Cash and equivalents
Cash	$6,701,543		$13,752,796
Temporary money market instruments	-		21,647,553

	$6,701,543		$35,400,349

Temporary money market instruments consisted of commercial paper with terms of less than 30 days, having rates between 2.46%-2.48%. The loan to shareholder pursuant to the exercise of share options is unsecured, non-interest bearing with no set terms of repayment. The loan was subsequently received in February, 2006.

15 Comparative figures

Certain of the comparative figures for July 31, 2005 have been reclassified to conform with the financial statement presentation adopted for December 31, 2005.

FIFTY SIX

2005 ANNUAL REPORT

GAMMON LAKE RESOURCES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005 (CONTINUED)

16 Differences between Canadian and U.S. generally accepted accounting principles

The following represents additional information to the consolidated financial statements of the Company that were prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP"). Set out below are the material adjustments to net loss for the years ending December 31, 2005 and July 31, 2005 and to shareholders' equity at December 31, 2005 and July 31, 2005 in order to conform to accounting principles generally accepted in the United States of America (U.S. GAAP).

Statement of loss:
	5 months	Year
	ended	ended
	December 31	July 31
	2005	2005

Net loss for the year based on
Canadian GAAP	$(11,607,510)	$(19,375,595)
Deferred exploration costs prior to the
establishment of proven and probable
mineral reserves (a)	-	(11,274,760)
Write off of mineral properties and related deferred costs
capitalized in prior periods under Canadian GAAP (b)	-	-
Future income taxes relating to deferred
exploration costs (a)	-	(1,475,253)
Amortization of mineral rights (a)	-	-
Future income tax relating to the
amortization of mineral rights (a)	-	-
Foreign exchange gain on future income
taxes liability previously expensed	(9,000)	(1,000)
Interest expense on long term debt
adjusted to fair value (f)	(208,501)	(526,154)
Foreign exchange gain on adjusted
long term debt (f)
	(141,411)	(243,463)

Net loss for the year based on U.S. GAAP	$(11,966,422)	$ (32,896,225)

Loss per share, basic and diluted	$ (0.16)	$ (0.50)

FIFTY SEVEN

GAMMON LAKE RESOURCES INC.

Shareholders' equity:

	December 31	July 31
	2005	2005

Shareholders' equity based on
Canadian GAAP	$194,651,832	$189,823,534
Deferred exploration costs prior to the
establishment of proven and probable
mineral reserves (a)	(49,991,581)	(49,991,581)
Future income taxes relating to deferred
exploration costs (a)	3,932,570	3,932,570
Amortization of mineral rights (a)	(12,749,889)	(12,749,889)
Future income taxes relating to the
amortization of mineral rights (a)	3,259,142	3,259,142
Foreign exchange gain on future income
taxes liability previously expensed
with exploration costs (a)	(754,000)	(745,000)
Adjustment for exploration costs on
abandoned properties (b)	1,258,296	1,258,296
Fair value of stock options issued prior to
August 1, 1999 (c)	(180,613)	(180,613)
Interest expense on long term debt
adjusted to fair value (f)	(2,402,804)	(2,194,304)
Foreign exchange gain on fair value
adjusted long term debt (f)	(992,870)	(851,459)

Shareholders' equity based on U.S. GAAP	$136,030,083	$131,156,696

Balance sheet differences:

The following material balance sheet differences exist between Canadian and U.S. GAAP.

	December 31	July 31
	2005	2005

Canadian GAAP	$150,193,724	$115,997,986
Deferred exploration costs
prior to the establishment of proven and
probable mineral reserves (a)	(49,991,581)	(49,991,581)
Amortization of mineral rights (a)	(12,749,889)	(12,749,889)
Adjustment for exploration costs on abandoned
properties (b)	1,258,296	1,258,296
Adjustment for mineral property purchase
at fair value (f)	(3,713,090)	(3,713,090)

U.S. GAAP	$84,997,460	$50,801,722

FIFTY EIGHT

2005 ANNUAL REPORT

GAMMON LAKE RESOURCES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005 (CONTINUED)

1) Mining properties
2) Long term debt
	December 31	July 31
	2005	2005

Canadian GAAP	$8,161,300	8,581,300
Adjustment of long term debt to fair value (f)	(3,713,090)	(3,713,090)
Interest payable on long term debt
adjusted to fair value (f)	2,402,804	2,194,304
Foreign exchange gain on fair value
adjusted long term debt (f)	992,870	851,459

U.S. GAAP	$7,843,884	$7,913,973

3) Future income taxes
	December 31	July 31
	2005	2005

Canadian GAAP	$7,336,000	$8,121,000
Future income taxes relating to deferred
exploration costs (a)	(3,932,570)	(3,932,570)
Future income taxes relating to the amortization
of mineral rights (a)	(3,259,142)	(3,259,142)
Foreign exchange gain on future income tax
liabilities previously expensed (a)	754,000	745,000

U.S. GAAP	$898,288	$1,674,288

a) Mining properties

In March 2002, the Emerging Issues Committee of the CICA issued EIC 126 – "Accounting by Mining Enterprises for Exploration Costs" which affects mining companies with respect to the deferral of exploration costs. EIC 126 refers to CICA Handbook Section 3061 "Property, Plant and Equipment", paragraph .21 which states that for a mining property, the cost of the asset includes exploration costs if the enterprise considers that such costs have the characteristics of property, plant and equipment. EIC 126 then states that a mining enterprise that has not established mineral reserves objectively, and therefore does not have a basis for preparing a projection of the estimated cash flow from the property is not precluded from considering the exploration costs to have the characteristics of property, plant and equipment. EIC 126 also sets forth the Committee's consensus that a mining enterprise in the exploration stage is not required to consider the conditions regarding impairment in determining whether exploration costs may be initially capitalized. With respect to impairment of capitalized exploration costs, if an enterprise has not established mineral reserves objectively, and therefore does not have a basis for preparing a projection of the estimated cash flow from the property it is not obliged to conclude that capitalized costs have been impaired. However, such an enterprise should consider the conditions set forth in CICA Handbook Section 3061 in determining whether subsequent write-down of capitalized exploration costs related to mining properties is required.

Under Canadian GAAP, the Company considers that exploration costs have the characteristics of property, plant and equipment and, accordingly, defers such costs. Furthermore, pursuant to EIC 126, deferred exploration costs would not automatically be subject to regular assessment of recoverability, unless certain conditions exist.
FIFTY NINE

GAMMON LAKE RESOURCES INC.

Under United States GAAP, exploration costs are not considered to have the characteristics of property, plant and equipment and accordingly are expensed prior to the Company determining that proven or provable mineral reserves exist, after which time all such costs are capitalized. Proven and probable mineral reserves were determined on January 31, 2005. Development costs subsequent to this date have been capitalized. This is consistent with their treatment under Canadian GAAP.

b) Adjustment for exploration costs on abandoned properties

The Company accounts for mining properties as described in item (a). During the years ended July 31, 2004, 2001 and 2000, $1,063,448, $150,784 and $44,064 respectively was written-off as the development was not considered economically feasible and therefore abandoned. Under U.S. GAAP these costs would have been expensed in a prior period.

c) Stock-based compensation

Effective August 1, 2003, the Company accounted for its stock based compensation under US GAAP in accordance with FAS No. 123 (fair value method) for both employees and non-employees.

Under Canadian GAAP, stock options granted to employees and non-employees prior to August 1, 2002 were accounted for as capital transactions when the options were exercised. For the year ended July 31, 2003, under Canadian GAAP, stock options granted to employees and directors continued to be accounted for as capital transactions and stock options granted to non-employees were accounted for using the fair value method. Subsequent to August 1, 2003, under Canadian GAAP, stock options granted to employees and non-employees were accounted for using the fair value method. Accordingly, from August 1, 2003 there was no U.S.-Canadian GAAP difference.

Prior to August 1, 1999, the Company had issued stock options to non-employees with a total fair value of $180,613 which was expensed for U.S. GAAP purposes.

d) Statements of cash flows

As a result of the treatment of mining interests under item (a) above, cash expended for exploration costs would be classified as operating rather than investing, resulting in the following totals.
	Year	Year
	Ended	Ended
	December 31	July 31
	2005	2005

Cash used in operations	$ (3,993,150)	$(20,250,044)

Cash used in investing	$(66,644,286)	$(63,576,357)

e) Comprehensive income

Effective for fiscal years beginning after December 15, 1997, Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" ("FAS 130"), is applicable for US GAAP purposes. FAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. FAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement.

SIXTY

2005 ANNUAL REPORT

GAMMON LAKE RESOURCES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005 (CONTINUED)

f) Fair value of long term debt

In consideration for the Soyopa claims acquired in November, 2001 (Note 7(b)), the Company entered into a non-interest bearing loan agreement as disclosed in Note 7. Under Canadian GAAP, this loan has been presented at its face value of US $7,000,000. Under US GAAP, interest must be imputed on this loan in accordance with APB 21. The reduction in the principal amount of the loan as a result of imputing a market rate of interest also reduces the carrying values of the company's mineral properties accordingly.

During the periods subsequent to November, 2001, the interest imputed on the loan is recorded as a period expense.

g) Recently issued accounting standards

In May 2005 the ("FASB") issued statement of Financial Accounting Standards No. 154, "Accounting Changes and Error Corrections-a replacement of APB Opinion No. 20 and FASB Statement No. 3" ("FAS 154"). FAS 154 replaces APB Opinion No. 20, "Accounting Changes", and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements", and changes the requirements for the accounting for and reporting of a change in accounting principle. FAS 154 applies to all voluntary changes in accounting principle and is effective immediately. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. Management does not believe the adoption of FAS 154 will have a material effect on its financial position or results of operations.

During 2004, a committee of the Emerging Issues Task Force ("EITF") began discussing the accounting treatment for stripping costs incurred during the production phase of a mine, EITF 04-06, "Accounting for stripping costs incurred during production in the mining industry". During March 2005, the EITF reached a consensus that stripping costs incurred during the production phase of a mine are variable production costs that should be included in the costs of inventory produced during the period that the stripping costs are incurred. The Financial Accounting Standards Board ratified the EITF consensus. The EITF consensus is effective for the first reporting period in fiscal years beginning after December 15, 2005, with early adoption permitted. The Company is currently in the development phase and is currently evaluating the impact, if any, on the Company's financial position and results from operations once production commences.

SIXTY ONE

GAMMON LAKE RESOURCES INC.

SIXTY TWO

2005 ANNUAL REPORT

GAMMON LAKE RESOURCES INC.
CORPORATE AND SHAREHOLDER INFORMATION

Corporate Data	Bankers
Royal Bank of Canada
Management	5161 George Street
Fred George, Chairman & President	Halifax, NS B3J 1M7
Bradley H. Langille, CEO	Canada
Colin P. Sutherland, CFO
John C. Thornton, COO	Office in Mexico
Gregory K. Liller, VP Exploration	Gammon Lake de Mexico, S.A. de C.V.
C. Haziendas del Carrizal #3402 Int. 202
Directors	Fracc. Las Haciendas III
Fred George, Chairman & President	Chihuahua, Chih. 31238 Mexico
Bradley H. Langille, CEO
Colin P. Sutherland, CFO	Technical Services Office
Alejandro Caraveo Vallina	Gammon Lake USA
Dale M. Hendrick	3443 North Campbell Avenue
Kent L. Noseworthy	Tucson, AZ 85719 USA
Frank Conte
Canek Rangel	Corporate Head Office
Gammon Lake Resources Inc.
Auditors	202 Brownlow Avenue
KPMG LLP	Cambridge 2, Suite 306
Chartered Accountants	Dartmouth, NS B3B 1T5 Canada
Suite 1500 Purdy's Wharf, Tower 1	Telephone: (902) 468-0614
1959 Upper Water Street	Fax: (902) 468-0631
Halifax, NS B3J 3N2	Email: info@gammonlake.com
Canada	Website: www.gammonlake.com

Gammon Lake Resources is the proud sponsor of the Halifax Hawks Atom AAA Hockey Team, winner of the Nova Scotia Provincial Hockey Championship. Congratulations Hawks!
SIXTY THREE

GAMMON LAKE RESOURCES INC.

Shareholder Information

Gammon Lake Resources common shares are traded on the Toronto Stock Exchange under the symbol GAM and on the American Stock Exchanged under the symbol GRS.

The Company's filings with the Ontario Securities Commission may be accessed on SEDAR at www.sedar.com.

The Company's filings with the US Securities and Exchange Commission may be accessed on EDGAR at www.edgar.com.

Share Price History	2005			2004			2003
	High	Low	Avg. Daily	High	Low	Avg. Daily	High	Low	Avg. Daily
			Trading Volume			Trading Volume			Trading Volume
Toronto Stock Exchange ($C)
January - March	7.72	5.76	181,803	7.88	6.06	182,978	2.68	1.85	175,878
April - June	8.95	6.79	230,707	9.31	5.82	217,753	3.07	1.90	97,995
July - September	9.86	7.90	113,826	10.20	7.25	154,662	5.89	2.50	211,655
October - December	14.25	8.40	303,528	10.00	5.20	183,020	6.99	4.25	186,778
American Stock Exchange
($US)							* Gammon Lake Resources Inc.
January - March	6.40	4.74	115,870	7.60	4.09	181,279	listed on the American Stock
April - June	7.26	5.37	114,833	7.79	5.03	231,415	Exchange on Septermber 4, 2003
July - September	8.45	6.51	134,734	7.12	4.50	162,198	4.25	3.04	157,705
October - December	12.25	7.11	209,032	6.48	4.98	156,647	5.36	3.15	140,703

SIXTY FOUR

2005 ANNUAL REPORT

GAMMON LAKE RESOURCES INC.
CORPORATE AND SHAREHOLDER INFORMATION

(CONTINUED)

Share Details as of December 31, 2005
Issued and Outstanding: 76,370,224
Fully Diluted: 85,713,400

Index Listings
S&P/TSX Composite Index
S&P/TSX Small Cap Index
GICS Materials Index

Transfer Agent
Computershare Trust Company
1500 University Avenue, Suite 700
Montreal, Quebec H3A 3S8
Canada

Annual and Special Meeting

The Annual and Special Meeting of Gammon Lake Resources Inc. will take place Wednesday, May 10th, 2006 at 1:00pm Eastern time. The meeting will be held at the Fairmont Queen Elizabeth Hotel, in the Matapedia Room, 900 Rene Levesque Blvd., W. Montreal, Quebec, H3B 4A5

Cautionary Language

Note: No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein. This document contains certain "forward-looking statements," within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, included in this document, including, without limitations, statements regarding potential mineralization and reserves, exploration results, and future plans and objectives of Gammon Lake, are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from Gammon Lake's expectations include, among others, risks related to international operations, the actual results of current exploration activities, conclusions of economic evaluations and changes in project parameters as plans continue to be refined as well as future prices of gold and silver, as well as those factors discussed in the section entitled "Risk Factors" in Gammon Lake's Form 40-F as filed with the United States Securities and Exchange Commission.  Although Gammon Lake has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

The terms "Mineral Reserve", "Proven Mineral Reserve" and "Probable Mineral Reserve," used in this report are Canadian mining terms as defined in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects under the guidelines set out in the Canadian Institute of Mining, Metallurgy and Petroleum ("CIM") Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council on August 20, 2000 as may be amended from time to time by the CIM. These definitions differ from the definitions in the United States Securities and Exchange Commission ("SEC") Guide 7. In the United States, a mineral reserve is defined as a part of a mineral deposit which could be economically and legally extracted or produced at the time the mineral reserve determination is made.
SIXTY FIVE

GAMMON LAKE RESOURCES INC.

The terms, "Mineral Resource", "Measured Mineral Resource", "Indicated Mineral Resource" and "Inferred Mineral Resource" used in this report are Canadian mining terms as defined in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects under the guidelines set out in the CIM Standards. Mineral Resources which are not Mineral Reserves do not have demonstrated economic viability.

NOTE TO U.S. INVESTORS: While the terms, "Mineral Resource", "Measured Mineral Resource", "Indicated Mineral Resource" and "Inferred Mineral Resource" are recognized and required by Canadian regulations, they are not defined terms under standards in the United States and normally are not permitted to be used in reports and registration statements filed with the SEC. As such, information contained in this report concerning descriptions of mineralization and resources under Canadian standards may not be comparable to similar information made public by U.S. companies in SEC filings. With respect to "Indicated Mineral Resource" and "Inferred Mineral Resource" there is a great amount of uncertainty as to their existence and a great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an "Indicated Mineral Resource" or "Inferred Mineral Resource" will ever be upgraded to a higher category. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.

SIXTY SIX

2005 ANNUAL REPORT

GAMMON LAKE RESOURCES INC.
202 BROWNLOW AVE.
CAMBRIDGE 2, SUITE 306,
DARTMOUTH NOVA SCOTIA
CANADA B3B 1T5

TSX: GAM / AMEX:GRS /BSX:GL7